UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Preliminary Proxy Statement.
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Definitive Proxy Statement.
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Soliciting Material Pursuant to §240.14a-12.

HOLOGIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

Tuesday, March 3, 2015

8:30 AM Eastern Time

Notice of Annual Meeting of Stockholders

Tuesday, March 3, 2015

8:30 a.m. Local Time

250 Campus Drive, Marlborough, Massachusetts 01752

To our stockholders:

The annual meeting of stockholders of Hologic, Inc., a Delaware corporation (“Hologic” or the “Company”), will be held on March 3, 2015 at 8:30 a.m., local time, at the offices of the Company, 250 Campus Drive, Marlborough, Massachusetts 01752 for the following purposes:

1.	To consider and act upon the election of the eleven (11) nominees identified in the accompanying proxy statement to serve as directors for the ensuing year (Proposal No. 1);
2.	To vote on a non-binding advisory resolution to approve executive compensation (Proposal No. 2);
3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015 (Proposal No. 3);
4.	To consider two stockholder proposals, if properly presented at the meeting (Proposal No. 4 and Proposal No. 5); and
5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Our Board of Directors has fixed the close of business on January 9, 2015 as the record date. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting. Stockholders who plan to attend the meeting must present valid photo identification. Stockholders of record will be verified against an official list available at the registration area. If your shares are held in the name of a bank, broker or other holder of record, please also bring to the annual meeting your bank or brokerage statement evidencing your beneficial ownership of Hologic stock to gain admission to the meeting. We reserve the right to deny admittance to anyone who cannot show valid identification or sufficient proof of share ownership as of the record date.

We are pleased to continue utilizing the Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting. On or about January 16, 2015, we will mail to our stockholders of record as of January 9, 2015 (other than those who previously requested electronic or paper delivery on an ongoing basis) a Notice of Meeting and Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K.

Our Board of Directors appreciates and encourages stockholder participation in the Company’s affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented.

January 16, 2015

By order of the Board of Directors

Stephen P. MacMillan,

President and Chief Executive Officer

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 3, 2015: The Proxy Statement, the Hologic Annual Report on Form 10-K for the fiscal year ended September 27, 2014 and the Proxy Card are available at www.proxyvote.com.

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PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

General Information about the Meeting and Voting

Why am I receiving these materials?

Hologic, Inc. (“we,” “Hologic” or the “Company”) is making this proxy statement and other annual meeting materials available to you on the Internet or, upon your request, sending printed versions of these materials to you by mail because the Board of Directors of the Company is soliciting your proxy to vote at our annual meeting of stockholders to be held on March 3, 2015 at 8:30 a.m., local time, at our offices, 250 Campus Drive, Marlborough, Massachusetts 01752, and at any adjournment(s) or postponement(s) thereof. The mailing address of the principal executive office of the Company is 35 Crosby Drive, Bedford, Massachusetts 01730. You are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will vote upon matters that are summarized in the formal meeting notice. The proxy statement contains important information for you to consider when deciding how to vote on the matters before the meeting. Please read it carefully.

Who can vote?

Our Board of Directors has fixed the close of business on January 9, 2015 as the record date (the “Record Date”). Accordingly, only holders of record of our common stock, $0.01 par value per share (“Common Stock”), as of the close of business on the Record Date will be entitled to notice of, and to vote at, the annual meeting or any adjournment(s) or postponement(s) thereof. As of the Record Date, an aggregate of 279,794,419 shares of our Common Stock were issued and outstanding, held by 1,239 holders of record. The holders of our Common Stock are entitled to one vote per share on any proposal presented at the annual meeting.

What items am I voting on?

Stockholders will vote on the following items at the annual meeting:

1.	To consider and act upon the election of the eleven (11) nominees identified in the accompanying proxy statement to serve as directors for the ensuing year (Proposal No. 1);
2.	A non-binding advisory resolution to approve executive compensation (Proposal No. 2);
3.	Ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for fiscal 2015 (Proposal No. 3);
4.	To consider two stockholder proposals, if properly presented at the meeting (Proposal No. 4 and Proposal No. 5); and
5.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

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What are the voting recommendations of the Board of Directors?

Our Board of Directors recommends that you vote your shares:

•	“FOR” each of the nominees for director (Proposal No. 1);

•	“FOR” the approval of the non-binding advisory resolution approving the Company’s executive compensation (Proposal No. 2);

•	“FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for fiscal 2015 (Proposal No. 3); and

•	“AGAINST” each of the stockholder proposals (Proposal No. 4 and Proposal No. 5).

How do I vote my shares?

You may vote in person or by proxy. Your execution of a proxy will not in any way affect your right to attend the annual meeting and vote in person. If you are a stockholder of record (that is, if you hold shares that are directly registered in your own name), there are four ways to vote:

•	In Person. You may vote in person at the annual meeting. We will provide you with a ballot when you arrive. Stockholders who plan to attend the meeting must present valid photo identification. Stockholders of record will be verified against an official list available at the registration area. We reserve the right to deny admittance to anyone who cannot show valid identification or sufficient proof of share ownership as of the record date.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice of Meeting and Important Notice Regarding the Availability of Proxy Materials (the “Notice”).

•	By Telephone. If you requested printed copies of proxy materials by mail, you may vote by proxy via telephone by calling the toll free number found on the proxy card.

•	By Mail. If you requested printed copies of proxy materials by mail, you may vote by proxy via mail by filling out the proxy card (you must be sure to complete, sign and date the proxy card) and returning it in the envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, which is known as being held in “street name,” you will receive separate voting instructions with your proxy materials. If you hold your shares in street name, your ability to vote by Internet or by telephone depends on the voting process of the bank, broker or other holder of record that holds your shares. Although most banks, brokers and other holders of record also offer Internet and telephone voting, availability and specific procedures will depend on their voting arrangements. Please follow their directions carefully. If you want to vote shares that you hold in street name at the annual meeting, you must request a legal proxy from the bank, broker, or other holder of record that holds your shares and present that proxy, along with valid photo identification and sufficient proof of share ownership as of the record date, at the meeting. We reserve the right to deny admittance to anyone who cannot show valid identification or sufficient proof of share ownership as of the record date.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the annual meeting by: (1) filing with our Secretary a written notice of revocation, (2) executing a later dated proxy relating to the same shares and delivering it to our Secretary or (3) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). If your shares are held in street name you should contact your bank, broker or other nominee to revoke your proxy or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the annual meeting, you may change your vote by attending the annual meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent to the attention of our Secretary, Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730, at or before the final vote at the annual meeting.

How many shares must be present to hold the annual meeting?

A majority of the outstanding shares of our Common Stock entitled to vote at the annual meeting must be present in person or by proxy to hold the annual meeting and conduct business. This is called a quorum. Votes withheld, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum. A “non-vote” occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Shares voted in the manner described above will be counted as present at the annual meeting. If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

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What vote is required to approve each proposal and how are votes counted?

Election of directors (Proposal No. 1) will be determined by a plurality of the votes cast by stockholders entitled to vote at the annual meeting. Abstentions and broker non-votes will not have any effect on this proposal. Accordingly, the nominees receiving the highest number of “for” votes at the annual meeting will be elected as directors. However, in accordance with our bylaws, in an uncontested election of directors any nominee for director who receives a greater number of votes “withheld” than votes “for” in such election must promptly tender his or her resignation to our Board of Directors, which will consider whether to accept the resignation. This is an uncontested election of directors because the number of nominees for director does not exceed the number of directors to be elected. Within 90 days after the certification of the election results, the remaining members of our Board of Directors shall, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, determine whether to accept such resignation. The determination of the Board of Directors will be publicly disclosed by press release and the filing of appropriate disclosure with the SEC.

Approval of Proposals No. 2, No. 3, No. 4 and No. 5 requires the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on each such matter at the annual meeting.

Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are disregarded for purposes of determining whether any of the proposals have been approved.

Banks, brokers, or other holders of record may vote shares held for a customer in street name on matters that are considered to be “routine” even if they have not received instructions from their customer. A broker “non-vote” occurs when a bank, broker, or other holder of record has not received voting instructions from a customer and cannot vote the customer’s shares because the matter is not considered routine.

One of the proposals before the annual meeting this year is deemed a “routine” matter, namely the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for fiscal 2015 (Proposal No. 3), which means that if your shares are held in street name your bank, broker, or other nominee can vote your shares on that proposal if you do not provide timely instructions for voting your shares. The election of directors (Proposal No. 1), the non-binding advisory vote on executive compensation (Proposal No. 2) and the stockholder proposals (Proposal No. 4 and Proposal No. 5) are not considered “routine” matters. As a result, if you do not instruct your bank, broker or nominee how to vote with respect to those matters, your bank, broker or nominee may not vote on those proposals and a broker “non-vote” will occur.

Are there other matters to be voted on at the annual meeting?

We do not know of any other matters to be presented at the annual meeting. If any other matters are properly presented at the annual meeting, your proxy authorizes us to vote, or otherwise act in accordance with the best judgment and discretion of the persons named as proxies above.

How are proxies voted?

The persons named as the proxies, Stephen P. MacMillan, David R. LaVance, Jr. and Robert W. McMahon, were selected by our Board of Directors. Messrs. MacMillan and LaVance are directors, and Messrs. MacMillan and McMahon are officers of Hologic. All properly executed proxies returned in time to be counted at the annual meeting will be voted. When giving your proxy you may withhold authority to vote for any individual nominee for director by writing that nominee’s name in the space provided on the proxy.

Your proxy will be voted in accordance with your instructions. If you submit your proxy card without specifying your voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors listed above for all matters presented in this proxy statement.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in our Current Report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.

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How do I receive a paper copy of the proxy materials?

If you prefer to receive paper copies of the proxy materials, you can still do so. You may request a paper copy by following the instructions provided in the Notice. The Notice also provides you with instructions on how to request paper copies of the proxy materials on an ongoing basis. There is no charge to receive the materials by mail. You may request printed copies of the materials until one year after the date of the annual meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about January 16, 2015, we will mail to our stockholders of record as of January 9, 2015 (other than those who previously requested electronic or paper delivery on an ongoing basis) a Notice of Meeting and Important Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K. All stockholders will have the ability to access our proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access our proxy materials on the Internet or to request printed versions are provided in the Notice. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

Who is paying for the cost of this proxy solicitation?

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, certain of our directors, officers, employees and other agents, without additional remuneration, may solicit proxies in person or by telephone or email. Hologic may elect to engage outside professionals to assist it in the distribution and solicitation of proxies at a fee to be borne by Hologic. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names, and we will reimburse them for their reasonable out-of-pocket costs.

Solicitation may also be made of some stockholders in person or by mail, telephone or email following the original solicitation.

Additionally, we have retained Innisfree M&A Incorporated to assist us in the solicitation and distribution of proxies for the annual meeting. The estimated cost of such services is $6,500, plus out-of-pocket expenses. Stockholders with questions or that need assistance in voting their shares may contact Innisfree toll-free at (888) 750-5834.

Trademark Notice

Hologic is a trademark of Hologic, Inc. Other trademarks, logos, and slogans registered or used by Hologic and its divisions and subsidiaries in the United States and other countries include, but are not limited to, the following: Aptima, Cytyc, Gen-Probe, Genius 3D Mammography, MyoSure, NovaSure and Tomcat.

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Proposal No. 1	Election of Directors

Eleven (11) directors are to be elected at the annual meeting. Our Board of Directors (referred to herein as the “Board”), upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the persons listed below for election as directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board’s nominees named below. All nominees are currently our directors. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present Board to fill the vacancy. Each nominee has consented to serving as a director if elected. The proposed nominees are being nominated in accordance with the provisions of our bylaws. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

Messrs. Christodoro and Merksamer were previously appointed to the Board pursuant to the Nomination and Standstill Agreement, dated December 8, 2013 (the “Standstill Agreement”), by and among the Company and Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, Icahn Partners LP, Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings LP, Icahn Enterprises G.P. Inc., Beckton Corp., High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Carl C. Icahn, Jonathan Christodoro and Samuel Merksamer (collectively, the “Icahn Group”). Pursuant to the terms of the Standstill Agreement, the Company also agreed to nominate Messrs. Christodoro and Merksamer for election to the Company’s Board at the 2014 annual meeting. While the Company was under no obligation to nominate Messrs. Christodoro and Merksamer for election at the upcoming meeting, upon their nomination the Company was obligated to use its reasonable best efforts to cause their election, including recommending in favor of their election, pursuant to the Standstill Agreement. The Standstill Agreement also includes standstill and voting provisions applicable to the Icahn Group’s ownership of the Company’s Common Stock, including an agreement to vote in favor of the Company’s nominees for director so long as Messrs. Christodoro and Merksamer are included in the Company’s slate of director nominees.

Vote Required

Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the annual meeting. Abstentions and broker non-votes will not have any effect on this proposal. Accordingly, the nominees receiving the highest number of “for” votes at the annual meeting will be elected as directors. However, in accordance with our bylaws, in an uncontested election of directors any nominee for director who receives a greater number of votes “withheld” than votes “for” in such election must promptly tender his or her resignation to our Board, which will consider whether to accept the resignation. This is an uncontested election of directors because the number of nominees for director does not exceed the number of directors to be elected. Within 90 days after the certification of the election results, the remaining members of our Board shall, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, determine whether to accept such resignation. The determination of the Board will be publicly disclosed by press release and the filing of appropriate disclosure with the SEC.

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Recommendation of the Board

Our Board unanimously recommends that you vote “FOR” the nominees listed below. Management proxy holders will vote all duly submitted proxies FOR the nominees listed below unless duly instructed otherwise.

Set forth below is certain biographical information regarding the nominees as of January 9, 2015, as well as the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director.

				Board Committees
Name	Age	Position	Director Since	Nominating and Corporate Governance	Corporate Development	Audit	Compensation
Jonathan Christodoro	37	Director	2013
Sally W. Crawford	61	Director	2007
Scott T. Garrett	64	Director	2013
David R. LaVance, Jr.	60	Chairman of the Board	2002
Nancy L. Leaming	67	Director	2003
Lawrence M. Levy	76	Director	2005
Stephen P. MacMillan(1)	51	President, Chief Executive Officer and Director	2013
Samuel Merksamer	33	Director	2013
Christiana Stamoulis	44	Director	2011
Elaine S. Ullian	67	Director	2007
Wayne Wilson	65	Director	2007
(1)	Mr. MacMillan is not considered independent because he is an active officer of the Company. All of our committees are composed entirely of independent directors.

Jonathan Christodoro

Director Since: 2013
Age: 37

Mr. Christodoro became one of our directors in December 2013. Mr. Christodoro has served as a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, since July 2012. Mr. Christodoro is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. Prior to joining Icahn Capital LP, Mr. Christodoro served in various investment and research roles at P2 Capital Partners, LLC, Prentice Capital Management, LP and S.A.C Capital Advisors, LP. Mr. Christodoro began his career as an investment banking analyst at Morgan Stanley, where he focused on merger and acquisition transactions across a variety of industries. Mr. Christodoro currently also serves on the boards of directors of Enzon Pharmaceuticals, Inc., Talisman Energy, Inc. and Herbalife Ltd. Carl C. Icahn has a non-controlling interest in Herbalife through the ownership of securities. Mr. Christodoro received an M.B.A from the University of Pennsylvania’s Wharton School of Business with Distinction, majoring in Finance and Entrepreneurial Management. Mr. Christodoro received a B.S. in Applied Economics and Management Magna Cum Laude with Honors Distinction in Research from Cornell University. Mr. Christodoro also served in the United States Marine Corps. Mr. Christodoro was selected as a member of the Board pursuant to the Standstill Agreement with the Icahn Group. It is anticipated that his financial, strategic and investment banking background and experience, as well as his relationship with the Icahn Group, and its interests as one of the more significant beneficial owners of our stock, will bring valuable perspectives to the Board.

Sally W. Crawford

Director Since: 2007
Age: 61

Ms. Crawford became one of our directors effective upon our merger with Cytyc Corporation (“Cytyc”) in October 2007, having previously served as a director of Cytyc since January 1998. From April 1985 until January 1997, Ms. Crawford served as Chief Operating Officer of Healthsource, Inc., a publicly held managed care organization headquartered in New Hampshire. During her tenure at Healthsource, Inc., Ms. Crawford held a variety of positions and responsibilities, including leading that company’s Northern Region operations and marketing efforts. Since January 1997, Ms. Crawford has been a healthcare consultant in New Hampshire. Ms. Crawford serves as a director of Universal American Corporation, Exact Sciences Corporation and Insulet Corporation. Ms. Crawford served as a director of Chittenden Corporation from 1998 to 2008 and Zalicus Inc. (now EPIRUS Biopharmaceuticals, Inc.) from 2007 to 2014. Ms. Crawford’s service in various senior executive positions in the managed care sector and her continuing healthcare consulting practice contribute to her significant management and leadership experience and expertise in operational, regulatory and related disciplines applicable to our business and operations.

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Scott T. Garrett

Director Since: 2013
Age: 64

Mr. Garrett became one of our directors in May 2013. Mr. Garrett is currently a Senior Operating Partner at Water Street Healthcare Partners. Mr. Garrett joined Water Street in 2011 after approximately 35 years in the global healthcare industry. Prior to joining Water Street, Mr. Garrett served as Chairman, President and Chief Executive Officer of Beckman Coulter, a leading biomedical company, from 2008 to 2011. Mr. Garrett joined Beckman Coulter in 2002 as President, Clinical Diagnostics Division. Prior to that, Mr. Garrett served as Vice Chairman and Interim Chief Executive Officer of Kendro Laboratory Products from 1999 to 2001. From 1994 to 1998, Mr. Garrett served as Chairman, President and Chief Executive Officer of Dade Behring, a leading diagnostics company. He began his career at American Hospital Supply Corporation and continued there after that company was acquired by Baxter International, ultimately serving as Chief Executive of Baxter’s global laboratory business, Baxter Diagnostics. Mr. Garrett received a B.S. in Mechanical Engineering from Valparaiso University and a M.B.A. from Lake Forest Graduate School of Management. Mr. Garrett currently also serves on the boards of directors of Immucor, Inc., MarketLab Inc., Orgentec Diagnostics, Genesys Works and AdvaMedDx. Mr. Garrett’s experience as the Chief Executive Officer and in other senior leadership positions with leading biomedical and diagnostics companies enables him to bring an operational perspective as well as valuable insights and experience to the Board.

David R. LaVance, Jr.

Director Since: 2002
Age: 60

Mr. LaVance has been one of our directors since December 2002 and served as our Lead Independent Director from June 2008 until July 28, 2011 when he was appointed Chairman of the Board. Since June 2011, Mr. LaVance has served as the Chairman of the Board of Directors, CEO and President of Integrated Environmental Technologies, Ltd., a producer of antibacterial solutions and equipment that manufactures such solutions. Since 2003, Mr. LaVance has served as the Chairman of the Board of Directors, CEO and President of Scivanta Medical Corporation, a developer of specialized medical products with a focus on cardiac technologies. Since 1997, Mr. LaVance has served as President of Century Capital Associates LLC, an investment banking firm that he founded specializing in biosciences fields. Mr. LaVance’s mix of leadership, management, strategic and finance skills and experience, together with his focus on medical device and life sciences companies, enable him to provide important experience and insights to the Board.

Nancy L. Leaming

Director Since: 2003
Age: 67

Ms. Leaming has been one of our directors since September 2003. Ms. Leaming, an independent consultant, was the Chief Executive Officer and President of Tufts Health Plan, a provider of healthcare insurance, from 2003 to 2005. Prior to that, Ms. Leaming served as Tufts Health Plan’s President and Chief Operating Officer from 1998 to 2003, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/Chief Financial Officer from 1986 to 1995. Ms. Leaming currently serves on the boards of directors of Edgewater Technology, Inc. and Biogen Idec, Inc. Ms. Leaming’s leadership skills, financial acumen and her valuable insights into the healthcare reimbursement and payor market, where she spent 20 years in senior operational, financial and managerial roles, make her a valuable contributor to the Board.

Lawrence M. Levy

Director Since: 2005
Age: 76

Mr. Levy has been one of our directors since December 2005. Mr. Levy retired from the position of Senior Counsel at Brown Rudnick LLP, an international law firm, in January 2011. Mr. Levy had been Senior Counsel at Brown Rudnick since February 2005 and, for more than 30 years before that had been a Partner at the firm, specializing in Corporate and Securities Law. Mr. Levy served as our Secretary from our formation in 1985 until December 2005. Mr. Levy is also a director of Scivanta Medical Corporation and the Facing History and Ourselves National Foundation. Mr. Levy received a B.A. from Yale University and a LLB from Harvard Law School. Mr. Levy is a seasoned corporate attorney with extensive experience in representing public and private companies in the United States and abroad. Mr. Levy chaired Brown Rudnick’s International Practice Group and, in 1997, opened Brown Rudnick’s London office, dividing his time between the firm’s London and Boston offices for more than 13 years. Mr. Levy’s broad legal and cross-border transactional experience enables him to provide valuable insights and perspectives to the Board.

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Stephen P. MacMillan

Director Since: 2013
Age: 51

Mr. MacMillan was appointed as President, Chief Executive Officer and a director in December 2013. Prior to joining the Company, Mr. MacMillan served as the Chief Executive Officer of sBioMed, LLC, a biomedical research firm that produces infection control products, which he joined in October 2012. Prior to joining sBioMed, LLC, Mr. MacMillan served in various roles at Stryker Corporation, including as its Chief Operating Officer from June 2003 to December 2004, its President from June 2003 to February 2012, its Chief Executive Officer from January 2005 to February 2012 and its Chairman from January 2010 to February 2012. Mr. MacMillan began his career with Procter & Gamble in 1985 and later spent 11 years with Johnson & Johnson, where he served in various roles, including President of Johnson & Johnson’s consumer pharmaceuticals joint venture with Merck from December 1998 to December 1999. From December 1999 to June 2003, Mr. MacMillan served as Sector Vice President, Global Specialty Operations of Pharmacia Corporation, a global pharmaceutical company. Mr. MacMillan currently serves on the board of directors of Alere, Inc. Mr. MacMillan previously served on the board of directors of Texas Instruments Incorporated from 2008 to 2012. Mr. MacMillan holds a Bachelor of Arts degree in economics from Davidson College and is a graduate of the Harvard Business School’s Advanced Management Program. As our President and Chief Executive Officer, Mr. MacMillan has direct responsibility for the Company’s strategy and operations. This position, together with his many years of experience in the healthcare industry, make him an invaluable contributor to the Board.

Samuel Merksamer

Director Since: 2013
Age: 33

Mr. Merksamer became one of our directors in December 2013. Mr. Merksamer is a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, where he has been employed since May 2008. Mr. Merksamer is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management, a hedge fund management company, where he focused on high yield and distressed investments. Mr. Merksamer currently also serves on the boards of directors of Transocean Ltd., Transocean Partners, LLC, CVR Refining GP, LLC (the general partner of CVR Refining, LP), Navistar International Corporation, Ferrous Resources Limited, Talisman Energy, Inc. and CVR Energy, Inc. Mr. Merksamer was previously a director of: American Railcar Industries, Inc., from June 2011 to June 2013; Viskase Companies, Inc., from January 2010 to April 2013; PSC Metals Inc., from March 2009 to October 2012; Dynegy Inc., from March 2011 to September 2012; and Federal - Mogul Corporation, from September 2010 to January 2014. CVR Refining, CVR Energy, Federal — Mogul, American Railcar Industries, Viskase Companies and PSC Metals are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Transocean, Navistar, Ferrous Resources and Dynegy Inc. through the ownership of securities. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002. Mr. Merksamer was selected as a member of the Board pursuant to the Standstill Agreement with the Icahn Group. It is anticipated that his financial, strategic and investment banking background and experience, as well as his relationship with the Icahn Group, and its interests as one of the more significant beneficial owners of our stock, will bring valuable perspectives to the Board.

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Christiana Stamoulis

Director Since: 2011
Age: 44

Ms. Stamoulis has been one of our directors since November 1, 2011. In January 2015, Ms. Stamoulis was appointed Chief Financial Officer and Head of Corporate Development at Unum Therapeutics. Prior to Unum, she was an independent advisor to biopharmaceutical companies from January 2014 to December 2014. Prior to that, Ms. Stamoulis served as Senior Vice President of Corporate Strategy and Business Development at Vertex Pharmaceuticals Incorporated, from 2009 until December 2013. Ms. Stamoulis joined Vertex in 2009 with approximately 15 years of experience in the investment banking and management consulting industries where she advised global pharmaceutical and biotechnology companies on strategic and corporate finance decisions. Prior to joining Vertex, she was a Managing Director in the Investment Banking division of Citigroup from 2006 to 2009 where she led the building of the firm’s U.S. Life Sciences investment banking practice. Prior to her role at Citigroup, she was at Goldman, Sachs & Co. where she spent the majority of her investment banking career. Ms. Stamoulis started her career as a strategy consultant at The Boston Consulting Group. Ms. Stamoulis holds a Bachelor of Science degree in Economics and a Bachelor of Science degree in Architecture from the Massachusetts Institute of Technology (MIT). Additionally, she holds a Master of Business Administration from the MIT Sloan School of Management where she focused on Applied Economics and Finance. Ms. Stamoulis’s solid foundation in strategic development coupled with extensive experience in executing initiatives for growth in the medical products field and related industries enable her to provide valuable insights to the Board.

Elaine S. Ullian

Director Since: 2007
Age: 67

Ms. Ullian has been one of our directors since October 2007. Ms. Ullian served as President and Chief Executive Officer of Boston Medical Center, the successor of Boston University Medical Center Hospital, from 1996 until her retirement in January 2010. In April 1994, Ms. Ullian was appointed President and Chief Executive Officer of Boston University Medical Center Hospital. From January 1987 to March 1994, Ms. Ullian held the position of President and Chief Executive Officer of Faulkner Corporation/ Faulkner Hospital. She holds two academic appointments: Associate Professor at Boston University School of Medicine and lecturer at Harvard University School of Public Health. Ms. Ullian also serves as a director of Vertex Pharmaceuticals Incorporated and Thermo Fisher Scientific Inc. Ms. Ullian previously served as one of our directors from 1996 to 2003 and served as a director of Valeant Pharmaceuticals International, Inc. from 2004 to 2008. As former Chief Executive Officer of three hospitals, including two major academic medical centers, Ms. Ullian brings knowledge and understanding of Hologic’s customer base, as well as their priorities and challenges. All three institutions led by Ms. Ullian over a 25 year period had a strong commitment to accessible health care, and a particular focus on women’s health services. As a person whose career had been dedicated to the provision of clinical care services to patients, she brings an important perspective to the Board.

Wayne Wilson

Director Since: 2007
Age: 65

Mr. Wilson became one of our directors effective upon our merger with Cytyc in October 2007, having previously served as a director of Cytyc since 2003. Mr. Wilson has been an independent business advisor since 2002. From 1995 to 2002, Mr. Wilson served in various roles, including as President, Chief Operating Officer, and Chief Financial Officer, at PC Connection, Inc., a Fortune 1000, direct marketer of information technology products and services. From 1986 to 1995, he was a partner in the assurance and advisory services practice of Deloitte & Touche LLP. Mr. Wilson also serves as a director of ARIAD Pharmaceuticals, Inc., Edgewater Technology, Inc. and FairPoint Communications, Inc. Mr. Wilson’s qualifications to serve on the Board include his extensive experience in financial accounting and reporting and his ability to evaluate financial results and generally oversee the financial reporting process of a publicly traded corporation.

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EXECUTIVE OFFICERS

The names of our executive officers, who are not directors, along with certain biographical information furnished by them, are set forth below:

Name	Age	Title
Eric B. Compton	50	Chief Operating Officer
Claus Egstrand	53	Group President, International
Robert W. McMahon	46	Chief Financial Officer
Jay A. Stein	72	Chairman Emeritus, Senior Vice President and Chief Technical Officer
Peter J. Valenti III	51	Division President, Breast and Skeletal Health Solutions
Thomas A. West	50	Division President, Diagnostics Solutions

Executive officers are chosen by and serve at the discretion of the Board. For biographical information about Stephen P. MacMillan, our President and Chief Executive Officer, please see Proposal No. 1 Election of Directors on page 8.

Mr. Compton joined us in April 2014 as Chief Operating Officer. From 1995 to 2014, Mr. Compton worked at Johnson & Johnson in roles of increasing responsibility. Most recently, Mr. Compton served as the Worldwide President, Ortho Clinical Diagnostics for Johnson & Johnson. In this position, he was accountable for over $2 billion in global sales across multiple disciplines and held direct responsibility for a workforce of more than 2,800 individuals. From 2011 to August 2012, Mr. Compton served as General Manager, Ortho Clinical Diagnostics and from 2009 to 2011 he served as Worldwide Vice President, Franchise Strategic Marketing, Diabetes Care. Mr. Compton served in various sales and marketing leadership roles at Johnson & Johnson earlier in his career. Prior to joining Johnson & Johnson, Mr. Compton was a Business Development Manager at Procter & Gamble. He began his career in 1986 at Procter & Gamble as a Sales Representative. Mr. Compton is a member of the Board of Delaware Valley College and AdvaMed DX and holds a Masters of Business Administration from Kennesaw State University and a Bachelor of Arts from the University of Richmond.

Mr. Egstrand joined us in April 2014 as Group President, International. From 2012 to 2014, Mr. Egstrand was the Leader of Consumer Healthcare, Europe for Merck & Co., Inc., where he was responsible for a plan for growth, including sales and marketing, in developed and developing markets. Prior to that, Mr. Egstrand was the Chief Marketing Officer of Regus plc. From 2006 to 2011, Mr. Egstrand was the Vice President, Chief Marketing Officer, EMEA, and General Manager Medsurg, Europe, for Stryker Corporation. Prior to joining Stryker, Mr. Egstrand held senior international and regional roles at Pfizer Consumer Healthcare, Pharmacia Corporation, and Johnson & Johnson/ Merck Pharmaceuticals. Mr. Egstrand began his career in 1982 in sales and marketing at Farma Ltd. He holds a Masters of Business Administration from the University of Copenhagen and an undergraduate business degree from Niels Brock, Copenhagen Business College.

Mr. McMahon joined us in May 2014 as Chief Financial Officer with more than 20 years of healthcare finance experience. From 1993 to 2014, Mr. McMahon worked at Johnson & Johnson in executive finance roles of increasing responsibility. Most recently, Mr. McMahon served as the Worldwide Vice President, Finance and Business Development, Ortho Clinical Diagnostics for Johnson & Johnson. From 2006 to 2011, Mr. McMahon served as Vice President, Finance, Consumer Group and from 2004 to 2006 he served as Vice President, Finance, Networking & Computing Services. Mr. McMahon is a Certified Management Accountant and holds a Masters of Business Administration from the University of Central Florida and a Bachelor of Science in Business Administration from the University of Florida.

Dr. Stein, a co-founder, Chairman Emeritus, Senior Vice President and the Chief Technical Officer of our Company, has served as Executive or Senior Vice President and Chief Technical Officer of the Company since its organization in October 1985. Since October 2007, Dr. Stein has served as Chairman Emeritus pursuant to which he continues to participate in meetings of the Board. He served as one of our directors from October 1985 through October 2007, including as Chairman of our Board from June 2001 to November 2002. Dr. Stein received a Ph. D. in Physics from The Massachusetts Institute of Technology. He is the principal author of numerous patents involving X-ray technology.

Mr. Valenti joined us in May 2014 as Division President, Breast and Skeletal Health Solutions with nearly 30 years of sales, brand and product management experience, including 20 years focused on healthcare products. Prior to joining the Company, Mr. Valenti was a Principal at The New England Consulting Group where he served as a consultant to numerous healthcare companies, including Johnson & Johnson, Alcon, Cardinal Health, Align Technology, Inc. and Bausch + Lomb Inc. Mr. Valenti assumed his consulting role following his four-year tenure in the North American and Global President roles of Bausch + Lomb’s Vision Care business from 2009 to 2013. From 2007 to 2009, Mr. Valenti was the General Manager, U.S. Region for Covidien’s Surgical Devices business. From 1995 to 2007, Mr. Valenti was with Johnson & Johnson and held positions of increasing responsibility including Vice President, Global Franchise for the Vistakon business and Executive Director, Women’s Health for Johnson & Johnson’s Personal Products business. Mr. Valenti began his career at Procter & Gamble. He received a Masters of Business Administration from Cornell University and a Bachelor of Science in Business Administration from the University of Connecticut.

Mr. West joined us in October 2014 as Division President, Diagnostic Solutions with more than 20 years of healthcare experience. From 1992 to 2014, Mr. West worked at Johnson &

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Johnson in various roles of increasing responsibility across the globe. Most recently, he served as the Worldwide Vice President – Strategy and Business Development for Johnson & Johnson’s Diabetes Solutions Companies. Previously, he served as President of LifeScan North America and as President of LifeScan EMEA. Mr. West has a proven track record in formulating and implementing growth strategies in the life sciences and consumer healthcare industries in the U.S., Canada, Europe, the Middle East, Africa and Latin America. He has a bachelor’s degree in Politics and Economics from Princeton University and a Masters of Business Administration in Marketing and Strategic Management from the University of Pennsylvania, Wharton School.

GOVERNANCE OF THE COMPANY

The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Corporate Development Committee. The Board is composed of a majority of “independent” directors, and all of the committees are composed entirely of “independent” directors, as such term is defined in the listing standards of the Nasdaq Stock Market. The Board has determined that the following directors are “independent,” according to the above definition: Jonathan Christodoro, Sally Crawford, Scott Garrett, David LaVance, Nancy Leaming, Lawrence Levy, Samuel Merksamer, Christiana Stamoulis, Elaine Ullian, and Wayne Wilson. Mr. MacMillan is not considered independent because he is an active officer of the Company. In addition, both the Audit Committee and Compensation Committee are composed entirely of “independent” directors as such term is defined in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

The Board has adopted a charter for each of the four standing committees that addresses the make-up and functioning of such committee. The Board has also adopted corporate governance guidelines, a Code of Business Conduct that applies to all of our employees, officers and directors and a Code of Ethics (included as Appendix A to our Code of Business Conduct) that applies specifically to senior financial officers. The charters for each of the four standing committees, the corporate governance guidelines, and the Code of Business Conduct, including the Code of Ethics for Senior Financial Officers, are all publicly available on our website at investors.hologic.com.

Board Leadership Structure

We separate the role of Chief Executive Officer from the leadership of our Board in recognition of the different roles of each position and to foster independent leadership of our Board. David R. LaVance, Jr. serves as the independent Chairman of the Board. This structure allows the Chief Executive Officer to focus his time and energy on operating and managing the Company, while allowing the Chairman of the Board to focus on the effectiveness of the Board and its independent oversight of our senior management team. We believe that our current leadership structure is appropriate to segregate the Board oversight role from management of the Company.

The Chairman of the Board chairs and presides over meetings of the Board and serves as a liaison between the independent directors and management. The Chairman of the Board also serves as a member of our Nominating and Corporate Governance Committee and has a standing invitation to attend each other Board committee meeting, where he has the ability to participate and vote as an alternate if required for a quorum.

The authority and responsibilities of the Chairman of the Board further include the following:

•	advise and consult with the Chief Executive Officer, senior management and the Chairperson of each committee of the Board as to the appropriate information, agendas and schedules of Board and committee meetings;

•	advise and consult with the Chief Executive Officer and senior management as to the quality, quantity and timeliness of the information submitted by management to the independent directors;

•	recommend to the Chief Executive Officer and the Board the retention of advisers and consultants to report directly to the Board;

•	call meetings of the Board or executive sessions of the independent directors;

•	develop the agendas for and preside over executive sessions of the Board’s independent directors; and

•	coordinate with the independent directors in respect of each of the foregoing.

Other Governance Highlights

We strive to maintain effective governance practices and policies and to solicit and consider input from our stockholders. Since our last annual meeting of stockholders we placed a significant focus on evolving our senior management team and hired a number of premier outside candidates to senior roles including: Chief Financial Officer; Chief Operating Officer; Group President,

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International; Division President, Breast and Skeletal Health Solutions and Division President, Diagnostics Solutions. We also believe that we have adopted a number of other governance features that are favorable to the Company and its stockholders, including the following:

•	We do not have a classified Board. Our full Board is elected annually.

•	We do not have a shareholder rights plan (sometimes called a “poison pill”).

•	Ten of our eleven directors are independent directors. Mr. MacMillan is not considered independent because he is an active officer of the Company.

•	All committees of the Board consist of independent directors.

•	We have an independent Chairman of the Board.

•	We separate the role of Chief Executive Officer from that of Chairman of the Board.

•	Our stockholders are permitted to act by written consent in lieu of a meeting.

•	We have corporate governance guidelines that are published on our website at investors.hologic.com.

•	We have stock ownership guidelines for our Chief Executive Officer and our non-employee directors that are described on pages 37 and 48, respectively.

•	Our insider trading policies do not permit hedging or pledging of our securities by our executive officers or directors.

•	We require any nominee for director who does not receive a majority vote in an uncontested election to promptly tender his or her resignation to the Board, which will consider whether to accept the resignation.

•	We allow stockholders holding an aggregate of at least 25% of our outstanding shares to call a special meeting of stockholders, subject to the terms and conditions set forth in our bylaws.

Risk Oversight

Our Board is responsible for risk oversight. A fundamental part of risk oversight is to understand the risks that we face, the steps management is taking to manage those risks and to assess our appetite for risk. Risk management systems, including our internal auditing procedures, internal controls over financial reporting and corporate compliance programs, are designed in part to inform management about our material risks. It is management’s responsibility to manage risk and bring to the Board’s attention material risks facing the Company. Our Board receives regular reports from management on matters relating to strategic and operational initiatives, financial performance and legal developments, including the enterprise-risk exposures related thereto. The involvement of the Board in the oversight of our strategic planning process is a key part of its assessment of the risks inherent in our corporate strategy. While the Board has overall responsibility for risk oversight, the Board delegates to its committees responsibility for oversight of risks associated with each committee’s respective areas of responsibility.

At the Compensation Committee’s direction, members of our internal legal, human resources and sales operations departments, in consultation with the Compensation Committee’s independent compensation consultant, conducted a risk assessment of our compensation programs, including our executive compensation programs. The Compensation Committee and its independent compensation consultant reviewed and discussed the assessment, and the Compensation Committee concurred with management’s assessment that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our business.

Meetings of the Board and its Committees

The Board met twenty-one (21) times during the fiscal year ended September 27, 2014 and each of our directors attended at least 75 percent of the total number of meetings of the Board and all committees of the Board on which he or she served. During fiscal 2014, the independent directors of the Board met in executive session during each of the Board’s quarterly regular meetings and at such other Board and committee meetings as the independent directors elected.

Director Nomination Process

As provided in its charter, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors. The Nominating and Corporate Governance Committee seeks to identify and evaluate director candidates and may rely on input provided by a number of sources, including the Nominating and Corporate Governance Committee members, our other directors or officers, our stockholders, and third parties such as professional search and screening firms.

In evaluating potential candidates for director, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials including: character and integrity, business acumen, experience, commitment and diligence. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The Nominating and Corporate Governance Committee views

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diversity broadly to include diversity of experience, skills and viewpoint. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities to assist the Board in fulfilling its responsibilities. Generally, directors should be individuals who have succeeded in their particular field and who demonstrate integrity, reliability, knowledge of corporate affairs and an ability to work well with others. The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates for the Board using the same criteria described in the preceding paragraph. The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating stockholder’s ownership of the Company’s stock should be sent to the attention of our Secretary, Hologic, Inc., 250 Campus Drive, Marlborough, MA 01752. If you wish to formally nominate a candidate you must follow the procedures described in Section 1.4 of our bylaws.

Audit Committee

The Audit Committee is responsible for assisting our Board in the oversight of (i) our financial reporting process, accounting functions, internal audit functions and internal controls over financial reporting, and (ii) the qualifications, independence, appointment, retention, compensation and performance of our independent registered public accounting firm. In addition, the Audit Committee, among other things, reviews and approves related-party transactions (unless such review and approval has been delegated to another committee consisting solely of independent directors).

None of the current or former members of the Audit Committee listed below are employees of the Company and our Board has determined that each such member of the Audit Committee is independent (as independence is defined in the current listing standards of the Nasdaq Stock Market and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended). The Audit Committee met eleven (11) times during fiscal 2014. From September 29, 2013 to December 16, 2013, the Audit Committee consisted of Ms. Leaming and Messrs. LaVance, Levy and Wilson. Ms. Crawford and Ms. Stamoulis replaced Messrs. LaVance and Levy on December 16, 2013. Since December 16, 2013, the Audit Committee has consisted of Ms. Leaming, Ms. Crawford, Ms. Stamoulis and Mr. Wilson. Ms. Leaming currently serves as Chairperson and served as such during fiscal 2014.

Audit Committee Financial Expert. The Board has determined that each of Mr. Wilson, Ms. Stamoulis and Ms. Leaming qualify as an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The primary functions of the Compensation Committee include (i) reviewing and approving the compensation for each of our executive officers and such other of our senior officers as the Compensation Committee deems appropriate, (ii) evaluating the performance, as it relates to their compensation, of the Chief Executive Officer, the other executive officers and such other senior officers as the Compensation Committee deems appropriate, (iii) overseeing the administration and the approval of grants and terms of equity awards under our equity-based compensation plans, (iv) reviewing and approving other compensation plans as the Compensation Committee deems appropriate, (v) general oversight of risks associated with our compensation policies and practices, and (vi) approving and/or recommending compensation for members of the Board, and each committee thereof, for review and approval by the Board. The Board and Compensation Committee may delegate limited authority to executive officers or other directors of the Company to grant equity awards to non-executive officers. Currently, our Senior Vice President, Human Resources, has been delegated such authority, subject to terms, conditions and limitations previously approved by the Compensation Committee and the Board, with each of the President and Chief Executive Officer and the Chief Financial Officer authorized to serve as an alternate to the Senior Vice President, Human Resources at times when he or she is not otherwise available.

The Compensation Committee met twelve (12) times during fiscal 2014.

Compensation Committee Interlocks and Insider Participation. From September 29, 2013 to December 16, 2013, the Compensation Committee consisted of Ms. Crawford, Mr. LaVance, Ms. Leaming, Ms. Ullian, and Mr. Wilson. Mr. LaVance did not serve on the Compensation Committee from December 16, 2013 through March 4, 2014 when he rejoined the committee. Mr. Merksamer was appointed to the Compensation Committee on June 17, 2014. Since June 17, 2014, the Compensation Committee has consisted of Ms. Crawford, Mr. LaVance, Ms. Leaming, Mr. Merksamer, Ms. Ullian, and Mr. Wilson. Ms. Crawford currently serves as Chairperson and served as such during fiscal 2014. No current or former member of the Compensation Committee listed above is or has ever been an executive officer or employee of the Company (or any of its subsidiaries) and no “compensation committee interlocks” existed during fiscal 2014.

For further information about our processes and procedures for the consideration and determination of executive and director compensation, including the Compensation Committee’s retention of an independent compensation consultant, please see “Executive Compensation — Compensation Discussion and Analysis,” below.

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Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for recommending to the Board potential candidates for director and considering various corporate governance issues, including evaluating the performance of the Board and its committees, developing and periodically reviewing our corporate governance guidelines, reviewing and recommending to the Board any changes to the committee charters, recommending the composition and chair of our Board committees and leading the succession planning process for our executive officers. The Nominating and Corporate Governance Committee also considers suggestions regarding possible candidates for director as described above under “Director Nomination Process.”

The Nominating and Corporate Governance Committee met ten (10) times during fiscal 2014. From September 29, 2013 to June 17, 2014, the Nominating and Corporate Governance Committee consisted of Ms. Ullian and Messrs. Garrett, LaVance and Levy. Mr. Christodoro was appointed to the Nominating and Corporate Governance Committee on June 17, 2014. Since June 17, 2014, the Nominating and Corporate Governance Committee has consisted of Ms. Ullian and Messrs. Christodoro, Garrett, LaVance and Levy. Ms. Ullian currently serves as Chairperson and served as such during fiscal 2014.

Corporate Development Committee

The Corporate Development Committee assists the Board in its oversight of strategic and investment transactions, financing activities and such other matters of a strategic nature as may be delegated to it from time to time by the Board.

The Corporate Development Committee met six (6) times during fiscal 2014. From September 29, 2013 to December 8, 2013, the Corporate Development Committee consisted of Messrs. Garrett, LaVance, Levy and Wilson and Ms. Stamoulis. Messrs. Christodoro and Merksamer were appointed to the Corporate Development Committee on December 8, 2013. From December 8, 2013 to December 16, 2013, the Corporate Development Committee consisted of Messrs. Christodoro, Garrett, LaVance, Levy, Merksamer and Wilson and Ms. Stamoulis. Messrs. LaVance and Wilson ceased to serve on the Corporate Development Committee on December 16, 2013. Since December 16, 2013, the Corporate Development Committee has consisted of Messrs. Christodoro, Garrett, Levy and Merksamer and Ms. Stamoulis. Mr. Levy currently serves as Chairperson and served as such during fiscal 2014.

Code of Ethics

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer and principal financial officer, principal accounting officer and controller, and other persons performing similar functions. Our Code of Ethics for Senior Financial Officers is publicly available on our website at investors.hologic.com as Appendix A to our Code of Business Conduct. We intend to satisfy the disclosure requirement under Item 5.05 of Current Report on Form 8-K regarding an amendment to, or waiver from, a provision of this code by posting such information on our website, at the address specified above.

Attendance by Directors at the Annual Meeting of Stockholders

Our Board has scheduled a Board meeting in conjunction with the annual meeting of stockholders. Our directors are encouraged to attend the annual meeting of stockholders on March 3, 2015. All directors then serving on our Board attended the annual meeting of stockholders held on March 4, 2014.

Stockholder Communications with the Directors

Stockholders may contact our Board and committees thereof by writing to them c/o Investor Relations, Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730. In general, any stockholder communication directed to our Board or a committee thereof will be delivered to our Board or the appropriate committee. However, the Company reserves the right not to forward to our Board any abusive, threatening or otherwise inappropriate materials.

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A Letter to Our Stockholders

Build great teams. Raise the bar on expectations. Focus on innovation.

Fiscal 2014 was a year in which we actively focused on these priorities in order to create long-term shareholder value. It was a year of fortifying Hologic’s leadership structure, starting with our appointment of Steve MacMillan as the President and CEO in December of 2013. Under Steve’s leadership, the Company now has a new senior management team in place, solidly positioning us to focus on accelerated growth as we head into the future.

Following a challenging fiscal 2013, we saw a measurable decrease in the support of our executive compensation program through the votes cast on our say-on-pay proposal. This was an obvious signal to the Compensation Committee of the Board of Directors (the “Committee”) that there were significant stockholder concerns we needed to address.

In direct response to stockholder feedback, in fiscal 2014 we made changes to our ongoing annual program to incorporate a return on invested capital (“ROIC”) metric and performance stock units tied to that metric as a significant component of the program. An important takeaway from our stockholder outreach efforts is that the changes we made were in line with stockholder expectations and exhibit a stronger pay for performance culture. The other major area of stockholder focus was on our succession planning. Executing on a new leadership strategy and bringing together the right talent were our top priorities, and we are now on a positive path relative to these prior concerns.

Even in the short time of new management overseeing the Company’s operations, we are seeing evidence that we have built a great leadership team. Our management team achieved significant business developments, including securing reimbursement for our life-changing “Genius 3D mammography” exams performed by our mammography products, expanding our global reach with our blood screening collaborator by winning a substantial contract with the Japanese Red Cross to screen their nation’s blood supply, and improving our overall financial performance. We believe the pay decisions we made over the last fiscal year were critical to mobilizing the strongest senior management team to execute on Hologic’s ethos: The Science of Sure.

Delivering best in class technology requires world class leadership, and your support of the executive compensation program is critical to our future success. In the following pages of this proxy statement, you will find an overview of how our executive compensation program works and the compensation decisions we made for fiscal 2014. We thank you for continuing to include Hologic in your portfolio and look forward to what’s ahead.

Sincerely,

The Hologic Compensation Committee

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (CD&A)

In this section, we describe the executive compensation program for our named executive officers (“NEOs”). We also explain how the Compensation Committee of the Board of Directors (the “Committee’’) determined pay and its rationale for specific decisions related to fiscal 2014 (September 29, 2013 – September 27, 2014).

Our Named Executive Officers (NEOs) for Fiscal 2014

As a result of restructuring our senior management team over the course of fiscal 2014 and pursuant to the disclosure requirements of the SEC rules, this year’s NEO list includes certain individuals who are no longer employed by the Company or who no longer serve as executive officers of the Company. Our NEOs for fiscal 2014 are as follows:

NEOs/Executive Officers at End of Fiscal 2014	Title at End of Fiscal 2014
Stephen P. MacMillan	President and Chief Executive Officer (“CEO”)
Eric B. Compton	Chief Operating Officer (“COO”)
Robert W. McMahon	Chief Financial Officer (“CFO”)
Roger D. Mills(1)	Group Senior Vice President & GM, Service and Operations
Mark J. Casey(2)	Senior Vice President, Chief Administrative Officer, General Counsel and Secretary
(1)	Mr. Mills served as Group Senior Vice President & GM, Service and Operations through September 27, 2014 and subsequently assumed his current role of Corporate Vice President, Service and Support. Mr. Mills is no longer an executive officer of the Company in his new role.
(2)	Mr. Casey’s employment terminated on December 19, 2014.

NEOs/No Longer Employed by Hologic	Former Title
John W. Cumming(1)	President and CEO
Glenn P. Muir(2)	Executive Vice President and CFO
David P. Harding(3)	Division President, Breast and Skeletal Health
Rohan F. Hastie, Ph. D(4)	Division President, Diagnostics
(1)	Mr. Cumming was succeeded by Mr. MacMillan as President and CEO effective December 7, 2013. Mr. Cumming’s employment terminated upon Mr. MacMillan’s appointment.
(2)	On March 13, 2014, at the request of the Company, Mr. Muir agreed to retire on November 30, 2014. Mr. Muir was succeeded by Mr. McMahon as CFO on May 26, 2014. Mr. Muir continued to be employed by the Company to assist with the transition to his successor until his retirement in November.
(3)	Mr. Harding transitioned to a new role as Senior Vice President, Corporate Strategy effective April 14, 2014 and was not an executive officer of the Company as of September 27, 2014. Mr. Harding’s employment terminated on December 9, 2014.
(4)	Dr. Hastie resigned as an executive officer of the Company on September 2, 2014 and remained with the Company in a non-executive capacity until his employment terminated on November 28, 2014.

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Executive Summary

“I am proud that our team did not just write-off the year but in fact began to put points on the board early, while driving major changes to strengthen us for the future.”

~ Steve MacMillan, November 2014

2014 Business Strategy & Highlights

As we look back on fiscal 2014, it is clear that Hologic is a dramatically different company than it was in fiscal 2013. This past year opened a new chapter in our business. Our newly formed senior management team has set the momentum for our ongoing progress. During their short tenure, the Company has already achieved many critical financial and strategic milestones, all of which factored into the compensation decisions made by the Committee in November 2014.

The first half of fiscal 2014 was dedicated to quickly assembling a new senior management team, who proved to come together and capitalize on strategic opportunities.

Since Mr. MacMillan’s appointment as CEO, other notable executive officer hires included:

Name	Role
Eric B. Compton	COO
Claus Egstrand	Group President, International
Robert W. McMahon	CFO
Peter J. Valenti III	Division President, Breast and Skeletal Health Solutions
Thomas A. West	Division President, Diagnostics Solutions

A full listing of our current executive officers, including their respective backgrounds and accomplishments is listed on page 13 of this proxy statement.

Financial Performance Achievements

Throughout the course of fiscal 2014, we saw improvements in adjusted revenue1, adjusted earnings per share2 (“EPS”) and return on invested capital (“ROIC”)3 and exceeded Wall Street expectations. In the first quarter of fiscal 2014, only one of our four segments grew in revenue whereas by the fourth quarter, all four segments grew validating an evident turnaround. We believe these improvements have had a direct result on our stock performance and total shareholder return (“TSR”):

1 Adjusted revenue means our consolidated revenue determined in accordance with GAAP, adjusted to remove the effect of any acquisition related accounting or other effects that are excluded in the calculation of adjusted EPS (as set forth below), including without limitation the effects of the write-up of acquired unbilled accounts receivable. Revenue is also adjusted to remove the effect of acquisitions or dispositions (including the discontinuance of a product or product line other than in the ordinary course of business) that are completed during the reporting period that materially affect the Company’s consolidated revenue.

2 Adjusted EPS means our consolidated net income (loss) per share (on a fully diluted basis) determined in accordance with GAAP, adjusted to exclude: (i) the non-cash amortization of intangible assets and impairment of goodwill and intangible assets; (ii) acquisition-related charges and effects, including compensation charges for contingent consideration, transaction costs, charges associated with the write-off of acquired in-process research and development, equity award costs related to the accelerated vesting of equity incentives, stay bonuses and other retention payments (including equity awards), the write-up of acquired unbilled accounts receivable, inventory and property, plant and equipment to fair value, fair value adjustments for contingent consideration required to be recorded as a liability under ASC 805 (Business Combinations); (iii) non-cash interest expense from the amortization of the debt discount related to convertible debt instruments with cash settlement features; (iv) closure, restructuring and divestiture charges and gains; (v) gains/charges associated with settlement of litigation; (vi) gains or losses from the extinguishment of debt and related transaction costs from debt refinancings; (vii) other-than-temporary impairment losses on equity investments; (viii) one-time, nonrecurring, unusual or infrequent charges, expenses or gains, including associated expenses, that may not be indicative of the Company’s core business results; (ix) changes in GAAP or the interpretation or application thereof; and (x) income taxes related to any of the foregoing adjustments. Furthermore, adjusted EPS shall be adjusted, without duplication, to eliminate other material effects of acquisitions completed during the reporting period, including associated revenue, and operating costs and expenses, to the extent material.

3 See “Why ROIC?” on page 29.

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Strategic Performance Achievements

•	Our Breast Health division continued to drive adoption of our 3D mammography system. We now have over 2,000 systems installed worldwide and have earned important industry accolades such as achieving, for the second year in a row, the highest performance rating in the digital mammography category in the KLAS Research annual independent survey of healthcare executives and clinicians: “2014 Best in KLAS: Medical Equipment and Infrastructure.” In addition, the year was marked by the landmark JAMA study that found that Hologic’s 3D mammography screening technology finds significantly more invasive cancers than traditional mammograms and reduces the number of women called back for unnecessary testing due to false positives.

•	Our Diagnostics division experienced multiple competitive wins such as converting many key accounts to our Aptima family of assays and, with our blood screening collaborator, winning a substantial contract with the Japanese Red Cross to screen their nation’s blood supply. In Europe this division also launched our Tomcat instrument, a fully-automated general purpose instrument designed to ease the strain of pre-analytical sample processing by eliminating the inefficient and error-prone activities associated with manually aliquoting samples.

•	Our GYN Surgical division expanded its offerings by launching several new products, including the next generation MyoSure XL hystereoscopic tissue removal device, the NovaSure endometrial ablation 6MM device and the NovaSure endometrial ablation touch screen radiofrequency controller.

“Say On Pay” During Our Leadership Transition

Each year, we take into account the result of the “say-on-pay” vote cast by our stockholders. At our 2014 annual meeting, we saw a measurable decrease in support, with approval votes declining from approximately 65% to approximately 34%. This was an obvious signal that there were significant stockholder concerns we needed to address.

In response to stockholder feedback we introduced performance stock units (“PSUs”) tied to ROIC as a significant component of fiscal 2014 long-term equity awards. In our discussions with stockholders in connection with last year’s annual meeting there was strong support for this revised structure. We believe these PSUs with ROIC hurdles are a major step forward and a direct reflection of stockholder impact.

Understandably, however, the biggest concern we heard was about our approach to succession planning during a time of unprecedented change in leadership and disappointing Company performance. Accordingly, getting our leadership structure right was the Committee’s key focus during fiscal 2014. There was nothing more important than stabilizing a new team as quickly as possible. We feel strongly that the governance practices and policies embedded in our program, which are aligned with those of our industry peers, were integral to the early success of our leadership transition.

Best Compensation Practices and Policies

Below are our top 10 current practices and policies that guide our executive compensation program. We believe the following items promote good corporate governance and are in the best interests of our stockholders and NEOs:

Double-trigger equity vesting acceleration upon a change of control

No tax gross-ups

Clawback policy

Anti-hedging policy

No option repricing without shareholder consent

A heavy emphasis on variable compensation

50% of annual long-term incentives vest upon performance

Requirement that our CEO own a meaningful amount of stock in our Company

Independent compensation consultant

Annual risk assessments

Our Position on Employment, Change of Control and Severance Agreements

Our ability to manage through our organizational challenges in fiscal 2014 and ultimately build the exceptional leadership team we have today was due in large part to our having the full complement of compensation tools available to us and the flexibility to use them. This includes the ability to leverage employment, change of control and severance agreements.

The Committee strongly believes that together, our employment, change of control and severance agreements, which are guided by our governance practices and policies (e.g., double-trigger change of control provisions, no tax gross-ups), are well-aligned with those of our peers. More importantly, they foster stability and focus within senior management by helping to ensure that personal concerns regarding job security do not get in the way of mergers, reorganizations or other transactions that may be in the best interest of shareholders.

Details about the specific arrangements made with our NEOs can be found in the “Employment, Change of Control and Severance Agreements” section on page 32.

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Recruiting Mr. MacMillan to Hologic

To ensure that we could hire Mr. MacMillan, we undertook a comprehensive review of the new hire pay packages of several other companies with whom we not only compete for market share, but with whom we compete for leadership talent. Specifically, we looked at eight organizations in addition to those in our Primary Peer Group (please refer to the “Peer Group” section on page 24) to give us a marketplace overview of both new hire and on-going CEO arrangements.

In addition to offering Mr. MacMillan a competitive annual compensation package (see “CEO Total Direct Compensation (“TDC”): 2014 Annual Target”), it was critical for us to also provide him with one-time awards that would make up for equity compensation being forfeited from his then current employer (a privately held company), as well as persuade him to join the Company during a challenging time. We believe that the new-hire package provided to Mr. MacMillan, which was provided in equity, is fully-focused on the goal of creating long-term shareholder value. This included a one-time special equity award comprised of PSUs subject to stock price performance conditions, stock options, restricted stock units (“RSUs”), and matching RSUs, as shown below. For more details, please see “One-Time Sign-On Awards” on page 31.

CEO Total Direct Compensation (“TDC”): 2014 Annual Target

Mr. MacMillan’s annual TDC for fiscal 2014 was $9.5 million, as illustrated in the chart to the right. This represents his base salary, target short-term incentive plan (“STIP”) award and the grant date fair value of his annual long-term equity awards. It excludes the one-time special equity award described above, as well as contributions to the Deferred Compensation Plan (“DCP”) and the value of other benefits and perquisites.

Nearly 90% of his compensation package is performance-based.

Other Compensation Actions

The Committee also took the following actions as it relates to NEO pay for fiscal 2014:

•	Awarded grants of stock options, RSUs, PSUs, and DCP contributions in alignment with our compensation philosophy and program.

•	Approved competitive new hire compensation arrangements for Messrs. Compton and McMahon. These arrangements included certain awards to attract the individuals to our Company.

•	As part of the Company’s leadership restructuring, entered into Transition and/or Separation Agreements with Messrs. Harding, Hastie, Cumming and Muir. Severance benefits under these agreements correspond to the severance benefits that the executives would have otherwise been entitled to under their prior employment and severance agreements.

Details of these actions are provided in their respective sections of the CD&A.

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Looking Ahead to Fiscal 2015

In November 2014, the Committee agreed that:

•	There will be no increases to NEO base salaries for fiscal 2015.

•	Funding of the STIP awards will continue to be primarily based on the achievement of pre-determined adjusted revenue and adjusted EPS goals.

•	Long-term incentives will continue to be comprised of 50% PSUs with ROIC hurdles (see “2015 Long-Term Annual Incentive Award Grants (Made in November 2014)” on page 31).

What Guides Our Compensation Program

Our Compensation Philosophy

The ability to compete effectively in the markets within which we operate depends to a large extent on our success in identifying, recruiting, developing and retaining management talent. We also need to remain focused on creating sustainable long-term growth and stockholder value. To this end, the design of our executive compensation program and the decisions made by the Committee are guided by the following principles:

•	Pay for performance. We believe that our program should motivate high performance among our NEOs within an entrepreneurial, incentive-driven culture and that compensation levels should reflect the achievement of short- and long-term performance objectives.

•	Competitive pay. We aim to establish overall target compensation (compensation received when achieving expected results) that is competitive with that being offered to individuals holding comparable positions at other public companies with which we compete for business and talent.

•	Focus on total direct compensation. We seek to offer a total executive compensation package that best supports our leadership talent and business strategies. We use a mix of fixed and variable pay to support these objectives, as well as provide benefits and perquisites, where appropriate.

The Principal Elements of Pay: Total Direct Compensation (“TDC”)

Our compensation philosophy is supported by the following principal elements in our annual executive compensation program:

Element	Form	Purpose
Base Salary	Cash (Fixed)	Provides a competitive level of pay that reflects the executive’s experience, role and responsibilities
Short-Term Incentive Plan (“STIP”)	Cash (Variable)	Rewards achievement of individual, business segment/function and/or overall corporate results for the most recently completed fiscal year
Long-Term Incentives	Equity (Variable)	Provides meaningful incentives for management to execute on longer-term financial and strategic growth goals that drive shareholder value creation and supports the Company’s retention strategy

The charts below show the TDC of our CEO and our other NEOs for fiscal 2014.4 These charts illustrate that a majority of NEO TDC is performance based (89% for our CEO and an average of 79% for our other NEOs). These charts exclude one-time sign-on awards, as well as contributions to the DCP and the value of other benefits and perquisites.

4 The “other NEOs” included in these charts are Messrs. Compton, McMahon and Mills.

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Our Decision-Making Process

The Committee oversees the compensation and benefits programs for our NEOs. The Committee is comprised solely of independent, non-employee members of the Board of Directors (the “Board”). The Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed through investors.hologic.com.

The Role of the Committee

The Committee is accountable for ensuring that the links between our executive compensation program and our business goals are responsible, appropriate and strongly aligned with stockholder interests. The Committee annually determines the compensation levels of our NEOs by considering several factors, including:

•	Each NEO’s roles and responsibilities

•	How the NEO is performing those responsibilities

•	Our historical and anticipated future financial performance

•	Compensation practices of the companies in our peer group(s)

•	Survey data from a broader group of comparable public companies (where appropriate)

New Perspectives on the Compensation Committee

In June 2014, Samuel Merksamer joined the Committee. Mr. Merksamer, in addition to his seat on several other boards, is a Managing Director of Icahn Capital — one of our largest stockholders. Mr. Merksamer brings a valuable perspective to the Committee.

The Role of Management

During fiscal 2014, Mr. MacMillan reviewed the performance and compensation of the NEOs, other than himself, and made recommendations as to their compensation to the Committee. Prior to Mr. MacMillan’s appointment in December 2013, Mr. Cumming reviewed the performance and compensation of the NEOs other than himself, and made recommendations about their compensation to the Committee. Mr. MacMillan, Mr. Cumming, and our other executive officers do not participate in the deliberations of the Committee regarding such officer’s own compensation.

The Role of the Independent Consultant

The Committee retained Pearl Meyer & Partners (“PM&P”) to serve as its executive compensation consultant for fiscal 2014. PM&P did not perform any services for us other than as directed by the Committee.

During fiscal 2014, PM&P advised the Committee on a variety of subjects such as compensation plan design and trends, pay for performance analytics, benchmarking norms and other such matters. PM&P reports directly to the Committee, participates in meetings as requested and communicates with the Committee Chair between meetings as necessary.

Prior to engaging PM&P, the Committee reviewed the firm’s qualifications, as well as its independence and any potential conflicts of interest. The Committee has the sole authority to modify or approve PM&P’s compensation, determine the nature and scope of its services, evaluate its performance, and terminate the engagement and hire a replacement or additional consultant at any time.

Peer Group

The Committee compares our executive compensation program to a group of companies that are comparable in terms of size and industry (the “Primary Peer Group”). The overall purpose of this peer group is to provide a market frame of reference for evaluating our compensation arrangements (current or proposed), understanding compensation trends among comparable companies, and reviewing other compensation and governance-related topics that may arise during the course of the year.

Changes to the Fiscal 2014 Primary Peer Group

For setting target compensation levels for NEOs in fiscal 2014, the Company used the Primary Peer Group (as well as other relevant data) prior to the changes detailed below. PM&P reviewed our Primary Peer Group for appropriateness based on a variety of factors including: similarities in revenue levels and size of market capitalization and enterprise value, similarities to the industries in which we operate, the overlapping labor market for top management talent, our status as a publicly-traded, U.S.-based, non-subsidiary firm, and various other characteristics. The Company uses enterprise value in addition to market capitalization for comparative purposes because of its capital structure. As a result of this review, the Committee determined the following changes to the Primary Peer Group were appropriate.

Changes	Companies	Rationale
Removals	• Life Technologies Corporation • Perrigo Company	• Life Technologies was acquired by Thermo Fisher Scientific Inc. in February 2014 • Perrigo Company is too large from a market capitalization perspective
Additions	• Bruker Corporation	• Bruker Corporation is reasonable in terms of size and industry

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With these changes, the Committee examined the practices of the following 14 companies that we believe most closely approximate the size, scope and complexity of our business. This new group is used for setting target compensation levels for NEOs for fiscal 2015, among other things.

Primary Peer Group Composition
Alere, Inc.	Hospira, Inc.
Bio-Rad Laboratories, Inc.	IDEXX Laboratories, Inc.
Bruker Corporation	Intuitive Surgical, Inc.
CareFusion Corporation	PerkinElmer, Inc.
C.R. Bard, Inc.	ResMed, Inc.
DENTSPLY International, Inc.	Varian Medical Systems, Inc.
Edwards Lifesciences Corp.	Waters Corporation

PEER GROUP DATA*
	Revenue ($M)	Enterprise Value ($M)
50th Percentile	$2,216	$7,538
Hologic	$2,458	$9,867
Hologic Rank	56th	89th

* Data as available February 2014

Supplementary Peer Group

In addition to our Primary Peer Group, when developing the compensation arrangement for Mr. MacMillan the Committee worked with PM&P to develop a supplemental group of companies that had hired external CEOs in the recent past (the “Supplemental Peer Group”). This group provided the Committee with competitive information regarding both annual and one-time awards for external CEOs recruited to their respective companies.

The Committee considered the compensation arrangements of the following eight companies when making its new hire offer to Mr. MacMillan. These companies were, on balance, larger than the Company. However, the median size statistics for the Supplemental Peer Group at the time they hired their respective CEOs was determined to be within a reasonable range of the Company (median revenue of $3.4 billion and a median market capitalization of $7.7 billion). Further, the Committee recognized that Mr. MacMillan was a seasoned, accomplished CEO whose market for prospective employment opportunities likely included larger organizations. As such, the Committee felt it was appropriate to modify some of the size criteria used for developing the Supplemental Peer Group to include larger companies.

Supplementary Peer Group Composition
Allscripts Healthcare Solutions, Inc.	Endo Pharmaceuticals, Inc.
Biogen Idec, Inc.	Forest Laboratories, Inc.
Boston Scientific Corporation	Quest Diagnostics Incorporated
CareFusion Corporation	Vertex Pharmaceuticals Incorporated

Competitive Compensation Findings

During fiscal 2013 and 2014, the Committee undertook various competitive benchmarking exercises with the purpose of understanding the competitiveness of on-going compensation opportunities in comparison to the arrangements offered to our newly hired NEOs. For Mr. MacMillan, the Committee observed the following when structuring his new-hire arrangement:

•	The target annual cash compensation offered was competitive with what was offered to the group of recent external CEO hires from the Supplementary Peer Group and represented a premium over the Company’s Primary Peer Group median.

•	It was common to provide an annual equity grant to the incoming CEO either at the time of hire or within a reasonable timeframe thereafter, concurrent with the Company’s next scheduled annual grant. Since the Company’s annual long-term incentive grants had taken place during hiring discussions with Mr. MacMillan, the Committee felt it appropriate to provide him with an annual long-term incentive grant that included PSUs with the ROIC measure. The annual long-term incentive grant offered to Mr. MacMillan was competitive with what was offered to the Supplementary Peer Group and represented a premium over the Company’s Primary Peer Group median.

•	One-time sign-on equity awards to attract an executive to join and/ or make-up for lost equity incentive opportunities at a previous employer were common among the recent external CEO hires and in many cases significant. The sign-on equity grant for Mr. MacMillan was deemed necessary to make up for potential lost opportunities at his then current employer, as well as to persuade him to join the Company. The economic value and structure of Mr. MacMillan’s sign-on equity awards was determined to be competitive with that of the Supplementary Peer Group.

•	Cash sign-on awards or guaranteed bonuses were also common in the first year of hire for the recent external CEO hires, however the Committee felt that this was not necessary and no cash sign-on or guaranteed bonus was provided. The Committee did, however, offer Mr. MacMillan the opportunity to purchase Company Common Stock with a matching RSU component in the first year of hire to encourage him to make a significant investment in our stock and further align his interests with those of our stockholders.

•	The agreement terms for severance and change of control provided to Mr. MacMillan are competitive with the Company’s Primary Peer Group and also contain the current best practice features, including but not limited to: no excise tax gross-up, double trigger equity acceleration upon change of control and no equity acceleration on termination other than in a change of control or death and disability.

In addition to Mr. MacMillan, new hire compensation arrangements were also developed for Messrs. Compton and McMahon. The base salary, target annual STIP, and annual long-term incentive awards provided to both of these individuals were competitive with the median of the Primary Peer Group. For other NEOs, the fiscal 2014 target annual TDC opportunities, comprised of base salary, target annual STIP, and annual long-term incentive awards were determined to be, on average, competitive with the market median, with variation by individual.

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The 2014 Executive Compensation Program in Detail

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. It is the minimum payment for a satisfactory level of individual performance as long as the executive remains employed with us. Base salary is set at the Committee’s discretion after taking into account the competitive landscape including the compensation practices of the companies in our selected peer groups (and where appropriate, survey data from a broader index of comparable public companies), our business strategy, our short and long-term performance goals and certain individual factors, such as position, salary history, individual performance and contribution, length of service with the Company and placement within the general base salary range offered to our NEOs.

The base salaries for our NEOs are as follows:

	Base Salaries of NEOs(1)			Percentage
NEO	FY2013 Salary	FY2014 Salary		Increase
Stephen P. MacMillan(2)	—	$1,000,000		N/A
Eric B. Compton(2)	—	$450,000		N/A
Robert W. McMahon(2)	—	$450,000		N/A
Roger D. Mills	$425,000	$425,000		—
Mark J. Casey	$425,000	$435,000		2.4%
John W. Cumming	$927,000	$927,000	(3)	—
Glenn P. Muir	$600,000	$600,000		—
David P. Harding	$425,000	$425,000		—
Rohan F. Hastie, Ph. D	$425,000	$425,000		—
(1)	Reflects base salaries as of the end of fiscal 2013 or the end of fiscal 2014, as applicable.

(2)	Annual base salaries for Messrs. MacMillan, Compton and McMahon are annualized amounts.

(3)	Mr. Cumming was succeeded by Mr. MacMillan as President and CEO effective December 7, 2013. Mr. Cumming’s employment terminated upon Mr. MacMillan’s appointment. Pursuant to his Employment Letter dated July 18, 2013, Mr. Cumming continued to receive base salary through July 18, 2014 (see “Employment, Change of Control and Severance Agreements” on page 32).

The Committee determined that there will be no merit-based salary increases for fiscal 2015.

Short-Term Incentive Plan (the “STIP”)

How the STIP Works

The 2014 STIP provided our NEOs the opportunity to earn a performance-based cash bonus based on the achievement of a combination of financial and non-financial corporate, divisional, and/or individual goals. Targeted payout levels were expressed as a percentage of base salary and established for each participant. An individual’s bonus components were determined by such individual’s title and/or role. Bonus payouts could range from 0% to 200% of targeted payout levels (e.g., an individual with a targeted payout level of 50% of annual base salary would be eligible for a 100% payout).

The goals under the 2014 STIP were primarily focused on the achievement of consolidated adjusted revenue and adjusted earnings per share (“EPS”) performance objectives (for definitions of adjusted revenue and adjusted EPS see the footnotes on page 20). Certain NEOs were also evaluated on the achievement of divisional revenue and divisional adjusted operating income performance objectives based on their respective areas of management responsibility. The 2014 STIP also provides for the assessment of performance based upon the achievement of personal management bonus objectives, which are approved by the Committee.

The overall funding level of the 2014 STIP was determined based upon the Company’s performance against the established performance targets. Individual bonus awards for NEOs were calculated based upon the overall funding level as well as the targeted payout levels and individual performance measures for each NEO.

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Individual Bonus Opportunity Ranges

	Bonus Opportunity Range(1)
NEO	Threshold	Target	Maximum
Stephen P. MacMillan	0%	150%	300%
Eric B. Compton	0%	75%	150%
Robert W. McMahon	0%	75%	150%
Roger D. Mills	0%	75%	150%
Mark J. Casey	0%	60%	120%
John W. Cumming	0%	120%	240%
Glenn P. Muir	0%	85%	170%
David P. Harding	0%	75%	150%
Rohan F. Hastie, Ph. D	0%	75%	150%
(1)	Expressed as a percentage of base salary.

Corporate and Divisional Performance Objectives

The following table outlines the target financial performance objectives for the 2014 STIP:

Performance Measures	Target (100%)
Corporate Adjusted Revenue	$2.47 billion
Corporate Adjusted EPS	$1.38 per share
Divisional Revenue	Varies by division(1)
Divisional Adjusted Operating Income	Varies by division(1)
(1)	See “2014 Performance Results and Non-Equity Incentive Plan Awards” narrative below.

2014 Performance Results and Non-Equity Incentive Plan Awards

The Committee believed the financial performance components of the 2014 STIP were achievable based on internal budgeting and forecasting. The Committee further believed that achievement of these financial performance targets would represent a significant achievement in light of the difficult economic environment.

Actual Achieved
Performance Measures	Target (100%)	under 2014 STIP
Corporate Adjusted Revenue	$2.47 billion	$2.51 billion
Corporate Adjusted EPS	$1.38 per share	$1.46 per share

Based upon the Company’s performance against the established performance targets, the Committee set the overall funding level of the 2014 STIP at 102% of target funding. Individual bonus awards for NEOs were then calculated based upon this overall funding level as well as the targeted payout levels and individual performance measures for each NEO as discussed in more detail below.

Stephen P. MacMillan

Mr. MacMillan’s targeted payout level was 150% of base salary, with 48%, 32% and 20% of his bonus opportunity tied to corporate adjusted revenue, corporate adjusted EPS and personal management bonus objectives, respectively. Mr. MacMillan’s personal management bonus objectives were designed to reward the achievement of goals relating to assembling and restructuring the Company’s senior management team. Based on an assessment of his performance for fiscal 2014, Mr. MacMillan was awarded a total bonus amount of $1,275,000. Mr. MacMillan’s total bonus amount reflects a pro-ration based on his employment period with the Company during fiscal 2014.

Eric B. Compton

Mr. Compton’s targeted payout level was 75% of base salary, with 48%, 32% and 20% of his bonus opportunity tied to corporate adjusted revenue, corporate adjusted EPS and personal management bonus objectives, respectively. Mr. Compton did not have formal personal management bonus objectives that were approved by the Committee because he joined the Company in the third fiscal quarter. Mr. Compton’s informal personal management bonus objectives were designed to reward the achievement of goals relating to staffing and the development of strategic plans for fiscal 2015. Based on an assessment of his performance for fiscal 2014, Mr. Compton was awarded a total bonus amount of $160,336. Mr. Compton’s total bonus amount reflects a pro-ration based on his employment period with the Company during fiscal 2014.

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Robert W. McMahon

Mr. McMahon’s targeted payout level was 75% of base salary, with 48%, 32% and 20% of his bonus opportunity tied to corporate adjusted revenue, corporate adjusted EPS and personal management bonus objectives, respectively. Mr. McMahon did not have formal personal management bonus objectives that were approved by the Committee because he joined the Company in the third fiscal quarter. Mr. McMahon’s informal personal management bonus objectives were designed to reward the achievement of goals relating to staffing and the development of strategic plans for fiscal 2015. Based on an assessment of his performance for fiscal 2014, Mr. McMahon was awarded a total bonus amount of $120,723. Mr. McMahon’s total bonus amount reflects a pro-ration based on his employment period with the Company during fiscal 2014.

Roger D. Mills

Mr. Mills’ targeted payout level was 75% of base salary, with 24%, 16%, 20%, 20% and 20% of his bonus opportunity tied to corporate adjusted revenue, corporate adjusted EPS, divisional revenue, divisional adjusted operating income and personal management bonus objectives, respectively. Mr. Mills’ divisional targets referred to the Company’s Women’s Health, Service Division. His divisional revenue target was $320.0 million and his divisional adjusted operating income target was an operating profit margin of 40%, both of which were exceeded. Mr. Mills’ personal management bonus objectives were designed to reward the achievement of goals relating to business integration and consolidation, product development milestones, strategic planning and talent management. Based on an assessment of his performance for fiscal 2014, Mr. Mills was awarded a total bonus amount of $410,000.

Mark J. Casey

On November 7, 2014, at the request of the Company, Mr. Casey agreed to resign on December 19, 2014. Mr. Casey participated in the 2014 STIP in accordance with his Separation Agreement dated November 10, 2014 (see “Employment, Change of Control and Severance Agreements” on page 32) and was awarded a total bonus amount of $266,220 which reflected the overall funding of the STIP and his targeted payout level of 60% of base salary.

John W. Cumming

Mr. Cumming was succeeded by Mr. MacMillan as President and CEO effective December 7, 2013. Mr. Cumming’s employment terminated upon Mr. MacMillan’s appointment. Mr. Cumming continued to participate in the 2014 STIP in accordance with his Employment Letter dated July 18, 2013 (see “Employment, Change of Control and Severance Agreements” on page 32) and was awarded a total bonus amount of $1,134,648 which reflected the overall funding of the STIP and his targeted payout level of 120% of base salary.

Glenn P. Muir

On March 13, 2014, at the request of the Company, Mr. Muir agreed to retire on November 30, 2014. Mr. Muir was succeeded by Mr. McMahon as CFO on May 26, 2014. Mr. Muir continued to be employed by the Company to assist with the transition to his successor until his retirement in November. Mr. Muir continued to participate in the 2014 STIP in accordance with his Transition Agreement dated March 13, 2014 (see “Employment, Change of Control and Severance Agreements” on page 32) and was awarded a total bonus amount of $520,200 which reflected the overall funding of the STIP and his targeted payout level of 85% of base salary.

David P. Harding

Mr. Harding’s employment terminated on December 9, 2014. Pursuant to the Harding Agreements, each dated May 1, 2014 (see “Employment, Change of Control and Severance Agreements” on page 32), Mr. Harding received a one-time payment during the payroll period following June 15, 2014 of $239,063, an amount equal to his target payout under the 2014 STIP of 75% of base salary. Mr. Harding’s total bonus amount reflects a pro-ration based on the period of his tenure in fiscal 2014 prior to June 15, 2014 (it being understood that Mr. Harding was not entitled to any further fiscal 2014 bonus and is not entitled to any other bonus thereafter).

Rohan F. Hastie, Ph. D

Dr. Hastie’s targeted payout level was 75% of base salary, with 24%, 16%, 20%, 20% and 20% of his bonus opportunity tied to corporate adjusted revenue, corporate adjusted EPS, divisional revenue, divisional adjusted operating income and personal management bonus objectives, respectively. Dr. Hastie’s divisional targets referred to the Company’s Diagnostics segment. His divisional revenue target was $1,143.9 million and his divisional adjusted operating income target was $337.0 million, both of which were exceeded. Dr. Hastie’s personal management bonus objectives were designed to reward the achievement of goals relating to succession planning, organizational improvement, product development milestones, as well as certain sales, marketing and operational initiatives. On September 2, 2014, at the request of the Company, Dr. Hastie resigned as an executive officer of the Company. Dr. Hastie remained with the Company in a non-executive capacity until his employment terminated on November 28, 2014. Dr. Hastie continued to participate in the 2014 STIP in accordance with his Separation Agreement dated September 2, 2014 (see “Employment, Change of Control and Severance Agreements” on page 32). Based on an assessment of his performance for fiscal 2014, Dr. Hastie was awarded a total bonus amount of $347,119.

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Long-Term Incentives

Long-term incentives are designed to reward our NEOs for their contribution to the Company’s long-term growth and performance, and to better align the interests of our NEOs with those of our stockholders. In addition, our long-term awards are used to attract and retain critical employee talent by providing a competitive market-based opportunity. To achieve these objectives, we award long-term incentives on an annual basis in the form of equity as follows:

•	50% in the form of performance stock units (“PSUs”), which vest only if the Company achieves pre-determined annual return on invested capital (“ROIC”) minimum improvement hurdles. Further, the award is subject to the achievement of a three-year average ROIC goal at the end of the three-year performance period to determine the level of payout in comparison to the target number of PSUs granted. At the vesting date, any earned awards are settled in shares of Hologic Common Stock. For details about why and how we use ROIC, please see “Why ROIC?” below. PSUs also are subject to the terms and conditions set forth in the form of Performance Stock Unit Award Agreement.

•	25% in the form of stock options, with those options vesting in 20% increments annually, until they become fully vested on the fifth anniversary of the grant date. Stock options have a seven-year term, and are subject to the terms and conditions set forth in the form of Stock Option Award Agreement.[5]

•	25% in the form of restricted stock units (“RSUs”), which vest 25% annually until they become fully vested on the fourth anniversary of the grant date. Only vested RSUs can be exchanged for shares of Hologic Common Stock. RSUs also are subject to the terms and conditions set forth in the form of Restricted Stock Unit Award Agreement.

Why ROIC?

After our 2013 annual meeting, many of our stockholders expressed that adding a performance-based metric to our approach for awarding long-term incentives was important. We chose ROIC for several reasons, in addition to it being well-supported by our stockholders, it:

Creates an effective balance in our program of growth (our STIP focuses on revenue and EPS) and returns (our long-term incentives focus on ROIC)

Holds management accountable for the efficient use of capital

Links executive compensation to value creation

PSUs only vest if the Company achieves pre-determined annual ROIC minimum improvement hurdles, as well as an average ROIC goal at the end of a three-year performance period. These thresholds require consistent improvement on ROIC over the three-year performance period. If each of the annual ROIC minimum improvement hurdles and the target three-year average ROIC goal are achieved, 100% of the PSUs granted will vest. If any annual ROIC minimum improvement hurdle is not achieved or if we fail to achieve the minimum three-year average ROIC goal, all of the granted PSUs for that three-year performance period will be forfeited. The maximum payout for PSUs is limited to 200% of the shares granted, and is earned if every annual ROIC improvement hurdle is met and we achieve the maximum three-year average ROIC goal. The PSU Award Agreement provides for interpolation between the minimum, target and maximum amounts based on the actual outcome.

The key building blocks of our ROIC metric are: (1) adjusted net operating profit after tax (‘‘NOPAT’’), (2) average net debt, and (3) average stockholders’ equity. ROIC is calculated as NOPAT / (average net debt + average stockholders’ equity).[6]

[5] Beginning with the Company’s first fiscal quarter in fiscal 2015, the Company’s form of Stock Option Award Agreement was modified to provide for a ten-year term.
[6] NOPAT is calculated in a manner similar to the calculation of adjusted net income, as used for calculation of adjusted EPS under our STIP as described above except non-operating expenses are excluded, such as interest expense, etc. Average stockholders’ equity is the average of the beginning of the period and the end of the period stockholders’ equity; provided, however, that average stockholders’ equity is adjusted to exclude any charges for impairment of goodwill or other intangible assets that occur after September 28, 2013. Average net debt is the average of the beginning of the period and the end of the period net debt which is the total book value of all debt outstanding less cash, cash equivalents and restricted cash.

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The following table outlines the threshold, minimum, target and maximum three-year average ROIC goals for the PSUs granted as 2014 long-term incentive awards (see “2014 Long-Term Annual Incentive Award Grants” below):

Three-Year Average ROIC Goal(1)	Percentage of PSUs Vested(2)
<8.5%	0%
8.5%	50%	(Minimum)
10%	100%	(Target)
≥11%	200%	(Maximum)
(1)	Calculated at the end of the three-year performance period.
(2)	Expressed as a percentage of granted PSUs vesting. The PSU Award Agreement provides for interpolation between the minimum, target and maximum amounts based on the actual outcome.

The annual ROIC minimum improvement hurdles for each of fiscal 2014, 2015, 2016 are 7.5%, 8.5% and 9.5%, respectively. The Company achieved annual ROIC for fiscal 2014 of 9.3%. If any annual ROIC minimum improvement hurdle is not achieved or if we fail to achieve the minimum three-year average ROIC goal, all of the granted PSUs for that three-year performance period will be forfeited.

2014 Long-Term Annual Incentive Award Grants

The annual long-term incentive awards granted to our NEOs in November of 2013 or upon hire are set forth below:

		Stock		Grant Date
NEO	PSUs(1)	Options(2)	RSUs	Fair Value(3)
Stephen P. MacMillan(4)	157,021	223,996	78,511	$7,003,896
Eric B. Compton(5)	35,902	47,683	16,754	$1,449,977
Robert W. McMahon(6)	—	83,632	29,387	$1,399,998
Roger D. Mills	25,641	36,577	12,820	$1,098,584
Mark J. Casey	26,806	38,240	13,403	$1,148,518
John W. Cumming(7)	—	—	—	—
Glenn P. Muir	29,720	42,396	14,860	$1,273,363
David P. Harding	29,137	41,565	14,568	$1,248,378
Rohan F. Hastie, Ph. D	25,641	36,577	12,820	$1,098,584
(1)	PSUs with ROIC hurdles.

(2)	The stock options for Messrs. Mills, Casey, Muir, Harding and Hastie have a seven-year term and an exercise price of $21.45 per share, which represented the closing price of our Common Stock on the date of grant. The stock option exercise prices for Messrs. MacMillan, Compton and McMahon are provided in the footnotes below. For stock option valuations, we use a binomial lattice model to determine the grant date fair value.

(3)	This column shows the full grant date fair value of PSUs, stock options and RSUs under U.S. generally accepted accounting principles. The grant date fair value for PSUs and RSUs is calculated using the closing price of our Common Stock on the grant date.

(4)	Mr. MacMillan joined the Company effective December 6, 2013. The stock options have a seven-year term and an exercise price of $22.29 per share, which represented the closing price of our Common Stock on the date of grant.

(5)	Mr. Compton joined the Company effective April 14, 2014. The stock options have a seven-year term and an exercise price of $20.89, which represented the closing price of our Common Stock on the date of grant.

(6)	Mr. McMahon joined the Company effective May 26, 2014. The stock options have a seven-year term and an exercise price of $23.82, which represented the closing price of our Common Stock on the date of grant.

(7)	Pursuant to his Employment Letter dated July 18, 2013, Mr. Cumming acknowledged that he would not expect to receive any annual equity award grants for fiscal 2014 and none were provided (see “Employment, Change of Control and Severance Agreements” on page 32).

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2015 Long-Term Annual Incentive Award Grants (Made in November 2014)

In November 2014, after the conclusion of fiscal 2014, the Committee awarded the following annual long-term incentive awards to our NEOs for fiscal 2015.

		Stock		Grant Date
NEO	PSUs(1)	Options(2)	RSUs	Fair Value(3)
Stephen P. MacMillan	138,782	190,844	69,391	$7,267,324
Eric B. Compton	29,091	40,005	14,545	$1,523,347
Robert W. McMahon	28,615	39,349	14,307	$1,498,408
Roger D. Mills	—	18,363	6,676	$349,243
Mark J. Casey	—	—	—	—
John W. Cumming	—	—	—	—
Glenn P. Muir	—	—	—	—
David P. Harding	—	—	—	—
Rohan F. Hastie, Ph. D	—	—	—	—
(1)	PSUs with ROIC hurdles.

(2)	The stock options have a ten-year term and an exercise price of $26.21 per share, which represented the closing price of our Common Stock on the date of grant. For stock option valuations, we use a binomial lattice model to determine the grant date fair value.

(3)	This column shows the full grant date fair value of PSUs, stock options and RSUs under U.S. generally accepted accounting principles. The fair value for PSUs and RSUs is calculated using the closing price of our Common Stock, $26.21, on the grant date.

One-Time Sign-On Awards

Mr. MacMillan

In connection with Mr. MacMillan’s appointment as President, CEO and a director of the Company, he received the following one-time special equity awards at the start of his employment on December 6, 2013:

•	129,662 PSUs subject to stock price performance conditions valued at approximately $2.4 million;

•	639,988 stock options valued at approximately $5.0 million;

•	112,158 RSUs valued at approximately $2.5 million.

Mr. MacMillan’s stock options have an exercise price of $22.29 per share, which represented the closing price of our Common Stock on the date of grant. Fair value of his RSUs was calculated using the closing price of our Common Stock, $22.29, on the date of grant. The average fair value of his PSUs subject to stock price performance conditions was estimated to be approximately $18.65 per unit as of the date of grant using a lattice model with a Monte Carlo simulation. The PSUs vest in three equal tranches, subject to the achievement of the following price targets for the Company’s Common Stock: $25.00, $27.50 and $30.00, respectively, over a five year performance period. The stock price targets will be deemed achieved if the average of the Company’s Common Stock closing prices on NASDAQ equals or exceeds such applicable price target for any consecutive thirty (30) trading day period. In July 2014, the first of the three tranches was deemed satisfied and Mr. MacMillan received 43,220 shares of Common Stock before the disposition of shares to satisfy minimum tax withholding obligations.

As a further incentive to join the Company, Mr. MacMillan was also provided the opportunity to purchase up to $5.0 million of Company Common Stock that would be matched 1:1 by the Company in RSUs. Mr. MacMillan invested approximately $5.0 million in the Company through open market purchases of Common Stock in February 2014 (the “Purchased Shares”). The Purchased Shares were matched by the Company 1:1 in “matching RSUs” on March 1, 2014. Matching RSUs are subject to three-year cliff vesting, are conditioned upon Mr. MacMillan’s continued employment (subject to certain limited exceptions), and are forfeited if Mr. MacMillan sells, or otherwise disposes of any of the Purchased Shares prior to the relevant vesting date.

None of the awards granted to Mr. MacMillan have any favorable vesting treatment in the event of a separation outside of our standard double trigger equity vesting upon a change of control. However, the equity awards will immediately vest (subject in the case of the PSUs to the achievement of the applicable Common Stock price targets or established ROIC targets, as applicable) upon Mr. MacMillan’s death or disability in accordance with the governing award agreements.

The terms of Mr. MacMillan’s employment arrangement are described in further detail below under “Employment, Change of Control and Severance Agreements” on page 32.

Mr. Compton

In connection with Mr. Compton’s appointment as COO, his new-hire package included a one-time sign-on bonus of $482,375 to make up for lost compensation from leaving his former employer.

Mr. McMahon

In connection with Mr. McMahon’s appointment as CFO, his new-hire package included a one-time sign-on bonus of $393,750 to make up for lost compensation from leaving his former employer.

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Employment, Change of Control and Severance Agreements

Employment Agreements

Mr. MacMillan

In connection with Mr. MacMillan’s appointment as President and CEO and a director of the Company, Mr. MacMillan and the Company entered into an employment agreement dated December 6, 2013 (the “Employment Agreement”), pursuant to which his employment commenced on that date and he was appointed as President, CEO and a director on December 7, 2013. The initial term of the Employment Agreement is three years ending December 31, 2016. Commencing on January 1, 2017 the term of the Employment Agreement will automatically be extended for an additional year unless either the Company or Mr. MacMillan notifies the other party (such notice a “Notice of Non-Renewal”) not later than November 1 of the prior year that the notifying party has elected not to extend the term. The Employment Agreement also includes a non-competition and proprietary information agreement. The term of the non-competition and proprietary information agreement extends for either one or two years after the termination of Mr. MacMillan’s employment, depending upon the circumstances of his termination.

The Employment Agreement provides that Mr. MacMillan will receive an initial base salary at the annual rate of $1.0 million and a target bonus opportunity under the STIP of no less than 150% of his annual base salary, which was pro-rated for fiscal 2014. The Company also agreed to contribute not less than $250,000 to the DCP on behalf of Mr. MacMillan no later than November 30, 2014. During the initial three-year term, the Company has agreed to provide Mr. MacMillan with housing in the greater Boston area. Pursuant to the Employment Agreement, Mr. MacMillan would also receive equity awards, consisting of annual awards, sign-on awards and an opportunity to receive matching RSUs as described in “Recruiting Mr. MacMillan to Hologic” on page 22 and “One-Time Sign-On Awards” on page 31.

If, during the term of the Employment Agreement, Mr. MacMillan’s employment is terminated by the Company without Cause or if Mr. MacMillan terminates his employment for Good Reason (as such terms are defined in the Employment Agreement), then he will be entitled to (i) continued payment of a cash severance amount in equal payments over a two-year severance period in a total amount equal to two times his annual base salary plus his annual cash bonus for the prior fiscal year and (ii) payment of a cash severance in the amount of Mr. MacMillan’s annual cash bonus for the fiscal year in which such termination occurs, pro-rated for the then current fiscal year and payable no later than the November 30 following the end of the applicable fiscal year in which the award was earned. If, following a Notice of Non-Renewal by either Mr. MacMillan or the Company and at or after the expiration of the term, Mr. MacMillan’s employment is terminated by the Company without Cause or if Mr. MacMillan terminates his employment for Good Reason, then he will be entitled to (i) continued payment of a cash severance amount in equal payments over a one-year severance period in a total amount equal to his annual base salary plus his annual cash bonus for the prior fiscal year and (ii) payment of a cash severance in the amount of Mr. MacMillan’s annual cash bonus for the fiscal year in which such termination occurs, pro-rated for the then current fiscal year and payable no later than the November 30 following the end of the applicable fiscal year in which the award was earned. In each case, receipt of any severance payments or benefits is conditioned upon Mr. MacMillan’s release of all claims against the Company and its officers and directors.

Dr. Hastie

In August 2012, we entered into a retention agreement with Dr. Hastie following our acquisition of Gen-Probe as an inducement to Dr. Hastie to relocate to San Diego, California and assist with the integration and management of our women’s health business. As a result of this acquisition, Dr. Hastie gained increased responsibilities, expanded travel obligations, and an overall larger role in the Company. Pursuant to his retention agreement, Dr. Hastie was entitled to a total retention bonus of $325,000 that was contingent upon Dr. Hastie remaining continuously employed by the Company through certain retention dates. The first retention date was August 14, 2013 and the second was August 14, 2014. The total retention bonus of $325,000 was payable in equal amounts of $162,500 30 days after each of August 14, 2013 and August 14, 2014, subject to the contingencies set forth above. As a result of his continued employment with us through September 2, 2014, Dr. Hastie was paid $162,500 in September 2013 and $162,500 again in September 2014.

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Change of Control Agreements

The Committee believes that it is in our best interests as well as the best interests of our stockholders to offer change of control and severance benefits to our executive officers. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. The Committee believes that providing change of control and severance benefits to senior executives eliminates, or at least reduces, any reluctance of senior management to pursue potential change of control transactions that may be in the best interests of stockholders. In addition, the income security provided by competitive change of control and severance arrangements helps eliminate any distraction caused by uncertain personal financial circumstances during the negotiations of a potential change of control transaction, a period during which we will require focused and thoughtful leadership to ensure a successful outcome.

Senior Executive Officers

The Company, at various times, executed change of control agreements with certain of its senior executive officers, including Messrs. Casey, Compton, MacMillan, McMahon and Muir (the “Senior Executive Change of Control Agreements”).

The Senior Executive Change of Control Agreements provide that if a change of control occurs during the term of the agreement, and in anticipation of or within the three-year period following the consummation of such change of control (the “Employment Period”), we terminate the employment of the executive for reasons other than death, disability (as defined) or cause (as defined), or the executive resigns for good reason (as defined) (a “double trigger” arrangement), then (i) the executive shall have the right to receive a lump sum cash payment equal to the executive’s accrued and unpaid compensation through the date of such executive’s termination plus a pro-rata highest annual bonus (as defined below) based on the number of days elapsed during the fiscal year through the date of termination, (ii) the executive shall be entitled to receive, within 30 days of the date of such executive’s termination, a lump sum cash payment equal to the product of 2.99 times the sum of the executive’s annual base salary for the fiscal year preceding the date of termination and highest annual bonus, and (iii) all of the executive’s stock options, RSUs, PSUs and other equity awards will become immediately and fully vested, and any options (or other similar awards) shall remain exercisable for the shorter of the remaining term of the award or a period of one year following the executive’s termination, or in the case of Messrs. Compton and McMahon, the longer of (A) the period of time provided for in the applicable equity award agreement or plan, or (B) the shorter of the remaining term of the applicable equity award or a period of one year following the executive’s termination. The term “highest annual bonus” is defined as the greater of (i) the average of annual bonuses paid to the executive over the three fiscal years preceding the fiscal year in which the change of control occurs, (ii) the annual bonus paid to the executive in the fiscal year preceding the fiscal year in which the change of control occurs or (iii) the target bonus award opportunity associated with the Company achieving its 100 percent target payout level as determined in accordance with our bonus plan for the fiscal year preceding the fiscal year in which the change of control occurs. We also continue to provide health and dental benefits to the executive for the remaining term of the Employment Period, or in the case of Messrs. Compton and McMahon, for a period of one year following the executive’s termination. The Senior Executive Change of Control Agreements do not provide for any change of control benefits, including the acceleration of equity awards, if the executive remains employed by the Company, is terminated by the Company for cause or voluntarily terminates his employment (other than a resignation for good reason).

If the executive dies or his employment is terminated by reason of disability during the Employment Period, then he, or his heirs or estate, is entitled to receive (i) a lump sum cash payment equal to all accrued and unpaid compensation through the date of termination (or death) plus a pro-rata highest annual bonus based on the number of days elapsed during the fiscal year through the date of termination (or death), (ii) continuation of certain welfare benefits for the remaining term of the Employment Period and (iii) a lump sum cash payment equal to the sum of his annual base salary and the highest annual bonus.

If the executive is entitled to a payment or benefit under the Senior Executive Change of Control Agreements that is subject to the 280G excise tax, there will be no excise tax gross-up and the change of control payments and benefits shall be limited to the following, whichever yields the highest net after-tax amount: (i) the amount of any payments, benefits or other compensation (collectively the “Company Payments”) provided by the Senior Executive Change of Control Agreements or (ii) one dollar less than the amount of the Company Payments that would subject the executive to the excise tax imposed by Section 280G.

All of the benefits under the change of control agreements of Messrs. Muir and Casey terminated upon his departure from the Company on November 30, 2014 and December 19, 2014, respectively.

Senior Vice Presidents

We have also entered into change of control agreements with certain of our other executive officers, including Messrs. Harding, Hastie and Mills (the “SVP Change of Control Agreements”).

The SVP Change of Control Agreements provide that if we consummate a change of control and during the two-year period following the consummation of such change of control we terminate the employment of the executive for reasons other than death, disability (as defined) or cause (as defined), or the executive resigns for good reason (as defined) (a “double trigger” arrangement), the executive shall be entitled to receive, within 30 days of the date of such executive’s termination:

•	All accrued obligations then owed to the executive (including any portion of the executive’s base salary earned but not yet paid through the date of termination, the product of (x) the executive’s average annual bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 and any other accrued and unpaid compensation, expense reimbursements

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and any accrued and vested pension, welfare and fringe benefits subject to and in accordance with the terms of the applicable plan or policy);

•	A lump sum in cash equal to the product of one times the sum of such executive’s annual base salary and average annual bonus in respect of each of the three fiscal years immediately preceding the fiscal year in which the change of control occurs (annualized for any period of less than twelve full months of employment); and

•	Continued health and dental benefits (on the same basis as for other similarly situated employees) for the twelve month period following termination.

The SVP Change of Control Agreements further provide that all of the executive’s stock options, RSUs, PSUs and other equity awards will become immediately and fully vested, and any options (or other similar awards) shall remain exercisable for the shorter of the remaining term of the award or a period of one year following the executive’s termination.

If the executive is entitled to a payment or benefit under an SVP Change of Control Agreement that is subject to the Section 280G excise tax, then a calculation will be completed to determine which of the following yields the highest net after-tax amount: (i) the amount of any payments, benefits or other compensation (collectively the “SVP Company Payments”) provided by the SVP Change of Control Agreements or (ii) one dollar less than the amount of the SVP Company Payments that would subject the executive to the excise tax imposed by Section 280G.

All of the benefits under the change of control agreements of Messrs. Harding and Hastie terminated upon their departure from the Company on December 9, 2014 and November 28, 2014, respectively.

The amount of the estimated payments and benefits payable to NEOs who are currently employed by Hologic, assuming a change of control of the Company as of the last day of fiscal 2014, is shown in the table on page 45 under the heading “Potential Payments Upon Termination or Change of Control.”

Severance Agreements

Senior Executive Officers

We have entered into severance agreements with each of Messrs. Casey, Compton, McMahon and Muir (the “Senior Executive Officer Severance Agreements”). Mr. Casey’s severance provisions are included in his change of control agreement, the change of control benefits of which are described above. The Senior Executive Officer Severance Agreements provide that if the executive is terminated by us without cause or resigns for good reason, then he is entitled to receive certain benefits, including (i) a lump sum cash payment equal to the executive’s accrued compensation through the termination date, which includes base salary, reimbursement for reasonable and necessary business expenses and vacation pay, (ii) a pro-rated bonus for the year in which the executive was terminated, (iii) a one-year continuation of the executive’s previous year’s salary and, for Messrs. Casey and Muir only, payment of an amount equal to the executive’s average annual bonus divided by the number of payroll periods during such one-year severance period and (iv) a one-year continuation of the executive’s medical and dental benefits. In the event any payments and benefits provided under the Senior Executive Officer Severance Agreements are subject to excise taxes under Section 280G of the Code, then the payment shall be reduced so that no payment to be made or benefit to be provided to the executive shall be subject to the excise tax.

The severance pay and benefits provided under the Senior Executive Officer Severance Agreements are in lieu of any other severance or termination pay to which the executive may be entitled under any of our other severance or termination plans, programs or arrangements. In the event that the executive remains a party to a change of control agreement with us and such agreement results in the payment of benefits to the executive as the result of a change of control, then the executive will receive such change of control benefits in lieu of any of the severance benefits described under this heading.

All of the benefits under Mr. Muir’s severance agreement were superseded and replaced by the Transition Agreement (the “Muir Transition Agreement”), dated March 13, 2014, between Mr. Muir and the Company that was entered into in connection with his resignation. Mr. Muir’s resignation was at the request of the Company. The severance benefits under the Muir Transition Agreement correspond to the benefits Mr. Muir would have otherwise been entitled to under his prior severance agreement. The terms of the Muir Transition Agreement are described in further detail below.

All of the benefits under Mr. Casey’s severance agreement were superseded and replaced by the Separation Agreement and General Release of All Claims (the “Casey Separation Agreement”), dated November 10, 2014, between Mr. Casey and the Company that was entered into in connection with his resignation. Mr. Casey’s resignation was at the request of the Company. The severance benefits under the Casey Separation Agreement correspond to the benefits Mr. Casey would have otherwise been entitled to under his prior severance agreement. The terms of the Casey Separation Agreement are described in further detail below.

Senior Vice Presidents

We have also entered into severance agreements with certain of our executives, including Messrs. Harding, Hastie and Mills (the “SVP Severance Agreements”). The SVP Severance Agreements provide that if the executive is terminated by us without cause or resigns for good reason, then he is entitled to receive certain benefits, including (i) a lump sum cash payment equal to the executive’s accrued compensation through the termination date, which includes base salary, reimbursement for reasonable and necessary business expenses and vacation pay, (ii) a pro-rated bonus for the year in which the executive was terminated, and (iii) a fifteen-month continuation of the executive’s previous year’s salary. In the event any payments and benefits provided under the SVP Severance Agreements are subject to excise taxes under Section 280G of the Code, then the payment shall be reduced so that no payment to be made or benefit to be provided to the executive shall be subject to the excise tax.

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The severance pay and benefits provided under the SVP Severance Agreements are in lieu of any other severance or termination pay to which the executive may be entitled under any of our other severance or termination plans, programs or arrangements. In the event that the executive remains a party to a change of control agreement with us and such agreement results in the payment of benefits to the executive as the result of a change of control, then the executive will receive such change of control benefits in lieu of any of the severance benefits described under this heading.

All of the benefits under Mr. Harding’s severance agreement were superseded and replaced by the Transition and Severance Agreement (the “Harding Transition Agreement”) and the Settlement and Release Agreement (the “Harding Settlement Agreement” and, together with the Harding Transition Agreement, the “Harding Agreements”), each dated May 1, 2014, between Mr. Harding and the Company that were entered into in connection with Mr. Harding’s transition to his new role of Senior Vice President, Corporate Strategy. The terms of the Harding Agreements are described in further detail below.

All of the benefits under Dr. Hastie’s severance agreement were superseded and replaced by the Separation Agreement and General Release of All Claims (the “Hastie Separation Agreement”), dated September 2, 2014, between Dr. Hastie and the Company that was entered into in connection with his resignation. Dr. Hastie’s resignation was at the request of the Company. The severance benefits under the Hastie Separation Agreement correspond to the benefits Dr. Hastie would have otherwise been entitled to under his prior severance agreement. The terms of the Hastie Separation Agreement are described in further detail below.

Mr. Muir

In connection with Mr. Muir’s retirement, Mr. Muir and the Company entered into a Transition Agreement (the “Muir Transition Agreement”), dated March 13, 2014. Mr. Muir’s agreement to retire was at the request of the Company, and therefore constituted a termination without cause under his Retention and Severance Agreement with the Company, dated May 3, 2006 (the “Muir Severance Agreement”). Under the terms of the Muir Transition Agreement, Mr. Muir continued to serve as Chief Financial Officer until his successor was appointed on May 26, 2014 and thereafter continued to be employed by the Company through November 30, 2014 (the “Retirement Date”) as a non-executive employee. From March 13, 2014 through the Retirement Date: (i) Mr. Muir continued to receive his base salary of $600,000 per year, (ii) Mr. Muir continued to participate in the STIP for the 2014 fiscal year subject to and in accordance with its terms, (iii) Mr. Muir’s outstanding stock option, RSU, PSU and market stock unit awards remained outstanding and continued to vest subject to and in accordance with their respective terms, and (iv) Mr. Muir was entitled to continue to participate in any and all retirement, medical, dental, life insurance and other employee benefit plans in which he participated as of March 13, 2014.

Following the Retirement Date, Mr. Muir was entitled to receive the following severance benefits which correspond to the severance benefits he otherwise would have been entitled to receive under the Muir Severance Agreement: (a) a severance amount (the “Severance Amount”) equal to the sum of (x) $600,000 (corresponding to one (1) year’s base salary) and (y) an amount equal to the average of the annual bonuses paid or payable to Mr. Muir during the last three (3) fiscal years ended prior to the Retirement Date, with 50% of such Severance Amount payable in a lump sum on the first payroll date following the six-month anniversary of the Retirement Date and the remainder to be paid out pro-rata over the succeeding six-month period in accordance with normal payroll practices for the Company’s senior executive officers, and (b) one (1) year of COBRA continuation premiums for his continued medical coverage. The Muir Transition Agreement also provides that Mr. Muir’s non-competition and proprietary information agreement will remain in effect. The Muir Transition Agreement supersedes and replaces in its entirety the Muir Severance Agreement.

Mr. Casey

In connection with Mr. Casey’s resignation, Mr. Casey and the Company entered into a Separation Agreement and General Release of All Claims (the “Casey Separation Agreement”), dated November 10, 2014. Mr. Casey’s agreement to resign was at the request of the Company, and therefore constituted a termination without cause under his Severance and Change in Control Agreement with the Company, dated March 5, 2013 (the “Casey Severance Agreement”). Under the terms of the Casey Separation Agreement, Mr. Casey remained with the Company through December 19, 2014 (the “Resignation Date”). From November 10, 2014 through the Resignation Date: (i) Mr. Casey continued to receive his base salary of $435,000 per year, (ii) Mr. Casey remained eligible to participate in the 2014 STIP subject to and in accordance with its terms, (iii) Mr. Casey’s outstanding stock option, RSU and PSU awards remained outstanding and continued to vest subject to and in accordance with their respective terms, and (iv) Mr. Casey was entitled to continue to participate in any and all retirement, medical, dental, life insurance and other employee benefit plans in which he participated as of November 10, 2014.

Following the Resignation Date, Mr. Casey was entitled to receive the following severance benefits which correspond to the severance benefits he otherwise would have been entitled to receive under the Casey Severance Agreement: (a) $630,407, corresponding to twelve (12) month’s base salary plus an annual bonus equal to the average of the annual bonuses paid or payable to Mr. Casey during the last three (3) fiscal years ended prior to the Resignation Date, to be paid out pro-rata over the succeeding twelve-month period in accordance with normal payroll practices for the Company’s senior executive officers and (b) a lump sum payment of $45,135, corresponding to a $21,750 pro-rata bonus for fiscal 2015 plus twelve (12) months of COBRA continuation premiums, to be paid on the first payroll date following the Resignation Date. The Casey Separation Agreement also provides that Mr. Casey’s non-disclosure and developments agreement and employee non-competition agreement will remain in effect. The Casey Separation Agreement supersedes and replaces in its entirety the Casey Severance Agreement.

Mr. Harding

In connection with Mr. Harding’s transition to his new role of Senior Vice President, Corporate Strategy, Mr. Harding and the Company entered into a Transition and Severance Agreement (the “Harding Transition Agreement”) and a Settlement and Release Agreement (the “Harding Settlement Agreement” and, together with the Harding Transition Agreement, the “Harding Agreements”), each dated May 1, 2014. Mr. Harding’s employment was subsequently terminated effective as of December 9, 2014.

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Under the terms of the Harding Agreements, through December 9, 2014 (his date of termination): (i) Mr. Harding continued to receive his base salary of $425,000 per year; (ii) Mr. Harding’s outstanding equity awards remained outstanding and continued to vest subject to and in accordance with their respective terms; (iii) Mr. Harding was entitled to participate in any and all retirement, medical, dental, life insurance and other employee benefit plans in which he participated as of May 1, 2014; and (iv) Mr. Harding was entitled to receive a one-time payment during the payroll period following June 15, 2014 of an amount equal to Mr. Harding’s fiscal 2014 target payout under the STIP, which was pro-rated for the period of his tenure in fiscal 2014 prior to June 15, 2014 (it being understood that Mr. Harding was not entitled to any further fiscal 2014 bonus and is not entitled to any other bonus thereafter).

Following the termination of his employment on December 9, 2014, Mr. Harding was entitled to receive a lump sum cash payment equal to his accrued compensation through December 9, 2014 (his date of termination) and a continuation of his base salary of $425,000 until September 15, 2015.

The Harding Agreements supersede and replace in their entirety Mr. Harding’s prior severance agreement, which provided for a fifteen month severance benefit, and change of control agreement. The Harding Agreements also provide that Mr. Harding’s non-competition agreement, which contains restrictive covenants pertaining to non-competition, confidentiality and non-solicitation, will remain in effect.

Dr. Hastie

In connection with Dr. Hastie’s resignation, Dr. Hastie and the Company entered into a Separation Agreement and General Release of All Claims (the “Hastie Separation Agreement”), dated September 2, 2014. Dr. Hastie’s agreement to resign was at the request of the Company, and therefore constituted a termination without cause under his Severance Agreement with the Company, dated September 19, 2013 (the “Hastie Severance Agreement”). Under the terms of the Hastie Separation Agreement, Dr. Hastie remained with the Company through November 28, 2014 (the “Resignation Date”). From September 2, 2014 through the Resignation Date: (i) Dr. Hastie continued to receive his base salary of $425,000 per year, (ii) Dr. Hastie remained eligible to participate in the 2014 STIP subject to and in accordance with its terms, (iii) Dr. Hastie’s outstanding equity awards remained outstanding and continued to vest subject to and in accordance with their respective terms, and (iv) Dr. Hastie was entitled to continue to participate in any and all retirement, medical, dental, life insurance and other employee benefit plans in which he participated as of September 2, 2014.

Following the Resignation Date, Dr. Hastie was entitled to receive severance benefits, which correspond to the severance benefits he otherwise would have been entitled to receive under the Hastie Severance Agreement, equal to $531,250 (corresponding to fifteen (15) month’s base salary) to be paid out pro-rata over the succeeding fifteen-month period in accordance with normal payroll practices for the Company’s senior executive officers. The Hastie Separation Agreement also provides that Dr. Hastie’s non-disclosure and developments agreement will remain in effect. The Hastie Separation Agreement supersedes and replaces in its entirety the Hastie Severance Agreement.

Mr. Cumming

Mr. Cumming joined the Company in 2001 and had previously served as our CEO from 2001 to 2009, when he transitioned to an advisory role in the Company. In July 2013, Mr. Cumming was again appointed President and CEO of the Company pursuant to an employment letter (the “Employment Letter”), dated July 18, 2013. Mr. Cumming was continuously employed by the Company from 2001 through his return as CEO in July 2013. Pursuant to the Employment Letter, Mr. Cumming’s base salary was increased to $927,000, effective as of July 18, 2013. Mr. Cumming was also entitled to continued participation in the 2013 STIP with an annual bonus target of 120% of base salary, subject to and in accordance with the terms of the STIP. Any bonus for the 2013 fiscal year was apportioned pro-rata between the new bonus target and salary and the bonus target and salary applicable to Mr. Cumming in his previous role as Global Strategic Advisor to the Company. The Employment Letter also provided that Mr. Cumming would be eligible to participate in the 2014 STIP with an annual bonus target of 120% of base salary, subject to and in accordance with the terms of the STIP. The Company also agreed to issue Mr. Cumming equity awards in order to provide him with substantially the same equity award grants that had been provided to his predecessor at the beginning of fiscal 2013. These equity awards had a value of approximately $3.75 million, which in addition to the value of the equity awards granted to Mr. Cumming earlier in the year, approximated the value of the annual equity awards granted to his predecessor in November 2012. Under the Employment Letter, Mr. Cumming acknowledged that he would not expect to receive any annual equity award grants for fiscal 2014 and none were provided.

The Employment Letter with Mr. Cumming provided that he would be an employee at will, and as it was not clear how long we would desire to retain the services of Mr. Cumming, additional accommodations were made to Mr. Cumming to assure that he would receive the benefits of his compensation package regardless of how long he was asked to continue to serve as President and CEO, provided that he did not terminate his employment other than for good reason (as defined) or we did not otherwise terminate him for cause. These benefits included the full vesting of all of Mr. Cumming’s then unvested equity awards (those issued prior to July 18, 2013) upon his termination from his positions and his ability to exercise his recently-granted promotional equity awards for their full remaining term. We further agreed that upon such termination prior to July 18, 2014, he would be entitled to (a) continued payment of his base salary of $927,000 through July 18, 2014, (b) an annual bonus for the full 2014 fiscal year subject to and in accordance with the terms of the fiscal 2014 STIP, and (c) a lump sum cash payment equal to six months of his base salary and payment of COBRA continuation premiums for one (1) year. This latter benefit is consistent with the benefits to which Mr. Cumming would have otherwise been entitled under his Transition Agreement with the Company, dated November 5, 2009 and amended as of July 28, 2011, which was superseded and replaced in its entirety by the Employment Letter.

Mr. Cumming served as our President and CEO through December 6, 2013 when he was succeeded by Mr. MacMillan, our current President and CEO. Upon termination of his employment, Mr. Cumming executed the required release agreement in the form of a Separation Agreement and General

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Release of All Claims dated December 11, 2013 and was entitled to receive the severance benefits of his Employment Letter as described above.

The amount of the estimated payments and benefits payable to NEOs who are currently employed by Hologic, assuming termination as of the last day of fiscal 2014, is shown in the table on page 45 under the heading “Potential Payments Upon Termination or Change of Control.”

Other Practices, Policies & Guidelines

Stock Ownership Guidelines

Our CEO is expected to achieve equity ownership in the Company in the range of three times his then current base salary within five years of employment. Information about ownership guidelines for our non-employee directors can be found in the “Director’s Compensation” section of this proxy statement.

Clawback Policy

Under our clawback policy, if our Board of Directors determines that an officer engaged in fraud or willful misconduct that resulted in a restatement of the Company’s financial results, then the Board may review all performance-based compensation awarded to or earned by that officer on the basis of performance during the fiscal periods materially affected by the restatement. If, in the view of our Board of Directors, the performance-based compensation would have been lower if it had been based on the restated financial results, the Board of Directors may, to the extent permitted by applicable law, seek recoupment from that officer of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances. Any recoupment under this policy may be in addition to, and shall not otherwise limit, any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment.

Retirement Benefits

The Committee maintains retirement and deferred compensation benefits to help the Company attract and retain the most highly-talented senior executives. Over the years, the Committee has modified these programs to ensure competitive alignment with an evolving market. We believe the overall value of our retirement and deferred compensation programs is consistent with our industry peers.

401(k) Savings and Investment Plan

The Company sponsors a 401(k) Savings and Investment Plan, which is a qualified retirement plan offered to all eligible employees, including our NEOs. The Plan allows participants to elect to defer a portion of their compensation on a pre-tax basis, up to the limits imposed by the tax code. In 2014, the Company matched 100% of the first 3% and 50% of the next 2% of each participant’s deferrals, up to an amount equal to 4% of the first $255,000 earned by a participant.

Deferred Compensation Plan (“DCP”) Contributions

The DCP is a non-qualified retirement plan that provides our NEOs with benefits in excess of what may be provided under our 401(k) Savings and Investment Plan and tax code limitations.

The DCP allows NEOs to contribute up to 75% of their base salary and 100% of their annual bonus to a supplemental retirement account. In addition, the Company has the ability to make annual discretionary contributions to the DCP. Each DCP contribution the Company makes on behalf of our NEOs is subject to a three-year vesting schedule, such that one-third of each contribution vests annually and each contribution is fully-vested three years after the contribution is made. In addition, Company contributions become fully-vested upon: 1) death, disability or a change of control; 2) retirement after the attainment of certain age and/or service milestones; or 3) as otherwise provided by the Committee in its sole discretion. The fiscal 2014 DCP Company contributions granted to our NEOs in November 2013 are set forth below:

NEO	2014 DCP Company Contribution
Stephen P. MacMillan	$—
Eric B. Compton	$—
Robert W. McMahon	$—
Roger D. Mills	$180,000
Mark J. Casey	$120,000
John W. Cumming	$105,000
Glenn P. Muir	$125,000
David P. Harding	$120,000
Rohan F. Hastie, Ph. D	$120,000

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Other Benefits and Perquisites

Our NEOs also generally participate in other benefit plans on the same terms as all of our other employees. These plans include our employee stock purchase plan, medical and dental insurance, life insurance, short- and long-term disability insurance programs, as well as customary vacation, leave of absence and other similar policies.

We also provide limited perquisites and personal benefits based on considerations unique to each NEO position. During fiscal 2014, we provided each of the NEOs with an automobile allowance. We also provided Messrs. MacMillan, Compton, McMahon and Mills with a temporary housing allowance. The values of all perquisites and other personal benefits provided to our NEOs are included in the “All Other Compensation” column of the Summary Compensation Table on page 39.

Tax and Accounting Considerations

The Committee considers tax and accounting implications in determining all elements of our compensation plans, programs and arrangements. Section 162(m) of the Code generally denies a deduction to any publicly-held corporation for compensation paid in a taxable year to its NEOs (other than the Chief Financial Officer) exceeding $1 million, unless such compensation qualifies as performance-based compensation. Base salaries, time-vested restricted stock, time-vested retention and transition payments, and discretionary or subjectively determined bonus awards generally do not qualify as performance-based compensation.

In March 2013, our stockholders approved our Amended and Restated 2008 Equity Incentive Plan that permits us to satisfy the performance-based requirements under 162(m). We have structured certain of the awards under our short-term incentive plan, those relating to the achievement of targets based on our consolidated revenue and adjusted earnings per share, generally to qualify as performance-based compensation under our 2008 Equity Incentive Plan and 162(m). However, to the extent that we adopt a plan, or otherwise make adjustments to such benefits more than 90 days after the commencement of a fiscal year, such payments in excess of the Section 162(m) threshold will not qualify.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Hologic, Inc., have reviewed and discussed the CD&A set forth above with management of the Company, and based on such review and discussion, recommended to the Board that the CD&A be included in this report.

Compensation Committee:
Sally W. Crawford
David R. LaVance, Jr.
Nancy L. Leaming
Samuel Merksamer
Elaine S. Ullian
Wayne Wilson

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COMPENSATION AND OTHER INFORMATION CONCERNING OFFICERS AND DIRECTORS

Executive Compensation Summary

The following table presents information regarding compensation of each of the NEOs for services rendered during fiscal 2014, 2013 and 2012. A description of our compensation policies and practices as well as a description of the components of compensation payable to our NEOs is included above under “Compensation Discussion and Analysis.”

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Stephen P. MacMillan President and Chief Executive Officer	2014	792,308	—	15,340,523	6,764,995	1,275,000	—	285,463	(6)	24,458,289
Eric B. Compton Chief Operating Officer	2014	199,039	—	1,099,984	349,993	160,336	—	527,551	(7)	2,336,903
Robert W. McMahon Chief Financial Officer	2014	147,115	—	699,998	700,000	120,723	—	417,877	(8)	2,085,713
Roger D. Mills Group Senior Vice President & GM, Service and Operations	2014	431,056	—	824,988	273,596	410,000	—	224,212	(9)	2,163,852
Mark J. Casey	2014	434,769	—	862,483	286,035	266,220	—	165,856	(10)	2,015,363
Senior Vice President, Chief Administrative	2013	425,000	—	174,986	519,842	75,000	—	141,780		1,336,608
Officer, General Counsel and Secretary	2012	404,346	1,200	193,737	276,714	243,800	—	105,049		1,224,846
John W. Cumming	2014	196,096	—	—	—	1,134,648	—	1,232,551	(11)	2,563,295
Former President and Chief Executive Officer	2013	539,016	—	1,112,470	2,985,776	—	—	107,485		4,744,747
Glenn P. Muir	2014	600,000	—	956,241	317,122	520,200	—	171,354	(12)	2,564,917
Former Executive Vice President, Finance and	2013	599,519	—	778,248	891,163	—	—	162,229		2,431,159
Administration and Chief Financial Officer	2012	574,837	—	257,221	759,244	394,910	—	163,409		2,149,621
David P. Harding	2014	428,365	—	937,472	310,906	239,063	—	169,201	(13)	2,085,007
Former Division	2013	399,712	—	237,486	235,161	85,000	—	124,441		1,081,800
President, Breast and Skeletal Health	2012	384,808	49,991	94,986	280,404	180,009	—	160,892		1,151,090
Rohan F. Hastie, Ph. D	2014	435,097	—	824,988	273,596	347,119	—	321,629	(14)	2,202,429
Former Division President, Diagnostics	2013	349,135	—	224,981	173,280	97,500	—	317,331		1,162,227
(1)	Reflects position at end of fiscal 2014, September 27, 2014. Mr. Cumming was appointed President and CEO of the Company on July 18, 2013, and served in that position through December 6, 2013, when he was succeeded by Mr. MacMillan, our current President and CEO. Mr. Cumming was not an NEO in fiscal 2012. Mr. Compton joined the Company as COO on April 14, 2014. Mr. McMahon succeeded Mr. Muir as CFO on May 26, 2014. Mr. Muir continued to be employed by the Company through November 30, 2014 to assist with the transition to his successor. Mr. Mills served as Group Senior Vice President & GM, Service and Operations through September 27, 2014 and subsequently assumed his current role of Corporate Vice President, Service and Support. Mr. Mills is no longer an executive officer of the Company in his new role. Mr. Casey’s employment terminated on December 19, 2014. Mr. Harding transitioned to a new role as Senior Vice President, Corporate Strategy, effective April 14, 2014 and was not an executive officer of the Company as of September 27, 2014. Mr. Harding’s employment terminated on December 9, 2014. Dr. Hastie resigned as an executive officer of the Company on September 2, 2014 and remained with the Company in a non-executive capacity until his employment terminated on November 28, 2014. Dr. Hastie was not an NEO in fiscal 2012.
(2)	Represents discretionary bonuses allocated under our discretionary bonus pool that are above and beyond that earned under the 2012 STIP. No discretionary bonuses were paid to our NEOs in fiscal 2013 or fiscal 2014.

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(3)	The amount included in the “Stock Awards” column represents the aggregate grant date fair value of RSUs and PSUs with ROIC hurdles granted during the respective fiscal year. For Mr. MacMillan, the amount in fiscal 2014 also includes the grant date fair value of PSUs subject to stock price performance conditions. In addition, Mr. MacMillan’s amount includes matching RSUs granted in March 2014 with a fair value on the date of grant of $5.2 million. These matching RSUs were issued by the Company in accordance with Mr. MacMillan’s Employment Agreement, dated December 6, 2013, as a match to shares of Common Stock Mr. MacMillan purchased on the open market in February 2014. For Mr. Muir the amount in fiscal 2013 also includes the grant date fair value of market stock awards, or MSUs. All of Mr. Muir’s MSUs were forfeited upon his departure from the Company on November 30, 2014. The RSUs vest over time and the PSUs vest over time in the event the pre-determined performance metrics are achieved (whether ROIC hurdles or stock price performance conditions). The values of these awards have been determined under U.S. generally accepted accounting principles, which are the values used for purposes of our consolidated financial statements. The grant date fair value of RSUs and PSUs with ROIC hurdles are calculated using the closing price of our Common Stock on the grant date. The grant date fair value of PSUs with ROIC hurdles assumes achievement at 100% of target. The maximum payout for PSUs with ROIC hurdles is 200% of target and if that were achieved, additional compensation of approximately $3.5 million, $750,000, $550,000, $575,000, $637,500, $625,000 and $550,000 would be recognized for PSUs granted in fiscal 2014 for each of Messrs. MacMillan, Compton, Mills, Casey, Muir, Harding and Hastie, respectively. Since Messrs. Casey, Muir, Harding and Hastie have ceased employment with the Company all of their PSUs have been forfeited. The grant date fair value of PSUs subject to stock price performance conditions was calculated using the Monte Carlo simulation model. For a detailed description of the assumptions used to calculate the grant date fair value, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 27, 2014.
(4)	The amount included in the “Options Awards” column represents the grant date fair value of all stock options granted during the respective fiscal year. These stock options vest over time and have a seven-year term. The values have been determined under U.S. generally accepted accounting principles, which are the values used for purposes of our consolidated financial statements. For stock option valuations, we use a binomial lattice model to determine the grant date fair value. The valuation model requires the use of certain underlying assumptions, which are based on management’s best estimates. The key assumptions used in the valuation of stock options include: expected stock price volatility, expected life of the stock option, the risk-free interest rate and dividend yield. For a detailed description of the assumptions used to calculate the grant date fair value, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 27, 2014.
(5)	Represents performance-based cash payments under the STIP and the 2013 Synergy Bonus Plan. Bonuses paid under the 2014 STIP were based on a combination of Company and individual performance. Of our NEOs, only Messrs. Casey, Harding and Hastie were eligible for and paid bonuses under the 2013 Synergy Bonus Plan, which were ultimately reduced in the Committee’s discretion due to the Company’s overall financial performance in fiscal 2013. The 2013 Synergy Bonus Plan also contained a feature that permitted payments for fiscal 2012 achievements, with fiscal 2013 bonuses reduced by any amounts award for achievements in fiscal 2012. Messrs. Casey, Harding and Hastie received bonus payments under the 2013 Synergy Bonus Plan for fiscal 2012 of $50,000, $40,000 and $55,000, respectively. Without a reduction, each of Messrs. Casey, Harding and Hastie would have been entitled to receive total 2013 Synergy Bonus Plan payouts in fiscal 2013, net of the payments they received in fiscal 2012, of $150,000, $85,000 and $145,000, respectively. Due to the discretionary reduction, the actual fiscal 2013 bonuses paid to Messrs. Casey, Harding and Hastie under the 2013 Synergy Bonus Plan were $75,000, $85,000 and $97,500, respectively.
(6)	The amount represents (i) the Company’s matching contributions under our 401(k) Savings and Investment Plan in the amount of $12,862; (ii) automobile allowance; (iii) a temporary housing allowance in the amount of $232,605; (iv) legal fee reimbursement in the amount of $18,732; and (v) Company paid insurance premiums in the amount of $14,304.
(7)	The amount represents (i) the Company’s matching contributions under our 401(k) Savings and Investment Plan; (ii) automobile allowance; (iii) a temporary housing allowance in the amount of $22,710; (iv) Company paid insurance premiums; and (v) a sign-on bonus in the amount of $482,375.
(8)	The amount represents (i) the Company’s matching contributions under our 401(k) Savings and Investment Plan; (ii) automobile allowance; (iii) a temporary housing allowance; (iv) Company paid insurance premiums; and (v) a sign-on bonus in the amount of $393,750.
(9)	The amount represents (i) the Company’s contributions to the DCP in the amount of $180,000; (ii) the Company’s matching contributions under our 401(k) Savings and Investment Plan in the amount of $10,936; (iii) automobile allowance; (iv) a temporary housing allowance in the amount of $10,853; and (v) Company paid insurance premiums in the amount of $12,787.
(10)	The amount represents (i) the Company’s contributions to the DCP in the amount of $120,000; (ii) the Company’s matching contributions under our 401(k) Savings and Investment Plan in the amount of $20,600; (iii) automobile allowance; and (iv) Company paid insurance premiums in the amount of $15,299.
(11)	The amount represents (i) the Company’s contributions to the DCP in the amount of $105,000; (ii) automobile allowance; (iii) Company paid insurance premiums; (iv) severance benefits in the amount of $1,033,962; and (v) accrued vacation in the amount of $70,194.
(12)	The amount represents (i) the Company’s contributions to the DCP in the amount of $125,000; (ii) the Company’s matching contributions under our 401(k) Savings and Investment Plan in the amount of $10,400; (iii) automobile allowance in the amount of $17,876; and (iv) Company paid insurance premiums in the amount of $18,078.
(13)	The amount represents (i) the Company’s contributions to the DCP in the amount of $120,000; (ii) the Company’s matching contributions under our 401(k) Savings and Investment Plan in the amount of $12,269; (iii) automobile allowance; (iv) Company paid insurance premiums in the amount of $18,223; and (v) reimbursement of expenses related to the Company’s annual salesforce reward trip.
(14)	The amount represents (i) the Company’s contributions to the DCP in the amount of $120,000; (ii) the Company’s matching contributions under our 401(k) Savings and Investment Plan in the amount of $10,400; (iii) automobile allowance; (iv) Company paid insurance premiums; (v) a retention bonus in the amount of $162,500 in September 2014 pursuant to his retention agreement dated August 8, 2012; and (vi) reimbursement of expenses related to the Company’s annual salesforce reward trip.

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Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise Price of Option	Grant Date Fair Value of Stock and Option
	Grant		Threshold	Target		Maximum		Threshold	Target	Maximum	Stock or Units	Underlying Options	Awards	Awards
Name	Date		($)	($)		($)		(#)	(#)	(#)	(#)(2)	(#)	($/Sh)	($)(3)
Stephen P.			0	1,500,000	(4)	3,000,000	(4)
MacMillan	12/6/2013											863,984	22.29	6,764,995
	12/6/2013										190,669			4,250,012
	12/6/2013	(5)						0	129,662	129,662				2,417,763
	12/6/2013	(6)						0	157,021	314,042				3,499,998
	3/1/2014	(7)									237,500			5,172,750
Eric. B			0	337,500	(4)	675,000	(4)
Compton	4/14/2014											47,683	20.89	349,993
	4/14/2014										16,754			349,991
	4/14/2014	(6)						0	35,902	71,804				749,993
Robert W.	5/26/2014		0	337,500	(4)	675,000	(4)					83,632	23.82	700,000
McMahon	5/26/2014										29,387			699,998
Roger D.			0	318,750		637,500
Mills	11/18/2013											36,577	21.45	273,596
	11/18/2013										12,820			274,989
	11/18/2013	(6)						0	25,641	51,282				549,999
Mark J.			0	261,000		522,000
Casey	11/18/2013											38,240	21.45	286,035
	11/18/2013										13,403			287,494
	11/18/2013	(6)						0	26,806	53,612				574,989
John W. Cumming(8)			0	1,112,400		2,224,800
Glenn P. Muir			0	510,000		1,020,000
	11/18/2013											42,396	21.45	317,122
	11/18/2013										14,860			318,747
	11/18/2013	(6)						0	29,720	59,440				637,494
David P.			0	318,750		637,500
Harding	11/18/2013											41,565	21.45	310,906
	11/18/2013										14,568			312,484
	11/18/2013	(6)						0	29,137	58,274				624,989
Rohan F.			0	318,750		637,500
Hastie,	11/18/2013											36,577	21.45	273,596
Ph. D	11/18/2013										12,820			274,989
	11/18/2013	(6)						0	25,641	51,282				549,999
(1)	Represents possible payouts under the 2014 STIP.
(2)	Represents RSUs.
(3)	This column shows the full grant date fair value of RSUs, PSUs with ROIC hurdles and stock options under U.S. generally accepted accounting principles granted to our NEOs. For Mr. MacMillan, the column also shows the grant date fair value of PSUs subject to stock price performance conditions granted in December 2013 and matching RSUs granted in March 2014 with a fair value on the date of grant of $5.2 million. These matching RSUs were issued by the Company in accordance with Mr. MacMillan’s Employment Agreement, dated December 6, 2013, as a match to shares of Common Stock Mr. MacMillan purchased on the open market in February 2014. The RSUs vest over time and the PSUs vest over time in the event the pre-determined performance metrics are achieved (whether ROIC hurdles or stock price performance conditions). The grant date fair value of RSUs and PSUs with ROIC hurdles are calculated using the closing price of our Common Stock on the grant date. The grant date fair value of PSUs with ROIC hurdles assumes achievement at 100% of target. Since Messrs. Casey, Muir, Harding and Hastie have ceased employment with the Company all of their PSUs have been forfeited. The grant date fair value of PSUs subject to stock price performance conditions was calculated using the Monte Carlo simulation model. For stock option valuations, we use a binomial lattice model to determine the grant date fair value. For a detailed description of the assumptions used to calculate the grant date fair value, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 27, 2014.
(4)	The target and maximum payouts under the 2014 STIP for Messrs. MacMillan, Compton and McMahon are annualized amounts. Based on their employment period with the Company during fiscal 2014, Messrs. MacMillan, Compton and McMahon were eligible for target and maximum payouts under the 2014 STIP of $1,275,000 and $2,550,000; $160,336 and $320,672; and $120,723 and $241,446, respectively.
(5)	Represents PSUs subject to stock price performance conditions. These PSUs are structured to vest in three equal tranches, subject to the achievement of the following price targets for the Company’s Common Stock: $25.00, $27.50 and $30.00, respectively, over a five (5) year performance period. The stock price targets will be deemed achieved if the average of the Company’s Common Stock closing prices on NASDAQ equals or exceeds such applicable price target for any consecutive thirty (30) trading day period. In July 2014, the first of the three tranches was deemed satisfied and Mr. MacMillan received 43,220 shares of Common Stock before the disposition of shares to satisfy minimum tax withholding obligations.

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(6)	Represents PSUs with ROIC hurdles. These PSUs only vest if the Company achieves pre-determined annual ROIC minimum improvement hurdles, as well as an average ROIC goal at the end of a three-year performance period. If each of the annual ROIC minimum improvement hurdles and the target three-year average ROIC goal are achieved, 100% of the PSUs granted will vest. If any annual ROIC minimum improvement hurdle is not achieved or if we fail to achieve the minimum three-year average ROIC goal, all of the granted PSUs for that three-year performance period will be forfeited. The maximum payout for PSUs is limited to 200% of the shares granted, and is earned if every annual ROIC improvement hurdle is met and we achieve the maximum three-year average goal. The PSU Award Agreement provides for interpolation between the minimum, target and maximum amounts based on the actual outcome. See “Why ROIC?” on page 29 for applicable performance measures.
(7)	Represents matching RSUs. As a further incentive to join the Company, Mr. MacMillan was provided the opportunity to purchase up to $5.0 million of Company Common Stock which would be matched 1:1 by the Company in RSUs. Mr. MacMillan invested approximately $5.0 million in the Company through open market purchases of Common Stock in February 2014 (the “Purchased Shares”). The Purchased Shares were matched by the Company 1:1 in “matching RSUs” on March 1, 2014. Matching RSUs are subject to three-year cliff vesting, are conditioned upon Mr. MacMillan’s continued employment (subject to certain limited exceptions), and are forfeited if Mr. MacMillan sells, or otherwise disposes of any of the Purchased Shares prior to the relevant vesting date.
(8)	Pursuant to his Employment Letter dated July 18, 2013, Mr. Cumming acknowledged that he would not expect to receive any annual equity award grants for fiscal 2014 and none were provided.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Stephen P.		863,984	(9)	22.29	12/06/2020
MacMillan						86,442	(20)	2,105,727
						157,021	(21)	3,825,032
						190,669	(22)	4,644,697
						237,500	(23)	5,785,500
Eric B. Compton		47,683	(10)	20.89	4/14/2021
						35,902	(24)	874,573
						16,754	(25)	408,127
Robert W. McMahon		83,632	(11)	23.82	5/26/2021	29,387	(26)	715,867
Roger D. Mills	16,000			13.87	10/31/2015
	20,000			23.92	2/28/2016
	40,000			14.50	11/13/2015
	14,506			14.87	1/16/2015
	35,508	8,877	(2)	15.75	11/11/2016
	27,165	18,110	(5)	16.82	11/10/2017
	17,416	26,125	(6)	17.09	11/09/2018
	6,451	25,807	(7)	19.86	11/14/2019
		36,577	(8)	21.45	11/18/2020
						1,375	(12)	33,495
						2,779	(13)	67,696
						8,686	(15)	211,591
						25,641	(18)	624,615
						12,820	(19)	312,295
Mark J. Casey		8,243	(2)	15.75	11/11/2016
	8,566	17,131	(5)	16.82	11/10/2017
	8,594	25,781	(6)	17.09	11/09/2018
	14,726	58,906	(7)	19.86	11/14/2019
		38,240	(8)	21.45	11/18/2020
						1,301	(12)	31,692
						2,743	(13)	66,819
						2,545	(14)	61,996
						6,609	(15)	160,995
						26,806	(18)	652,994
						13,403	(19)	326,497
John W. Cumming	351,123			22.54	8/7/2020

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Glenn P. Muir	140,000			33.31	1/16/2015
	50,000	67,212	(2)	15.75	11/11/2016
		57,512	(5)	16.82	11/10/2017
		70,737	(6)	17.09	11/09/2018
		100,982	(7)	19.86	11/14/2019
		42,396	(8)	21.45	11/18/2020
						4,366	(12)	106,356
						7,526	(13)	183,333
						25,866	(16)	630,096
						11,329	(15)	275,974
						29,720	(18)	723,979
						14,860	(19)	361,990
David P. Harding		8,243	(2)	15.75	11/11/2016
		4,000	(3)	15.08	1/28/2017
		18,110	(5)	16.82	11/10/2017
		26,125	(6)	17.09	11/09/2018
		26,648	(7)	19.86	11/14/2019
		41,565	(8)	21.45	11/18/2020
						1,375	(12)	33,495
						2,779	(13)	67,696
						8,969	(15)	218,485
						29,137	(18)	709,777
						14,568	(19)	354,876
Rohan F. Hastie,	6,000			16.33	8/25/2016
Ph. D	12,000	4,000	(4)	14.41	6/7/2017
	13,459	8,974	(5)	16.82	11/10/2017
	7,944	11,917	(6)	17.09	11/9/2018
	4,908	19,636	(7)	19.86	11/14/2019
		36,577	(8)	21.45	11/18/2020
						2,044	(12)	49,792
						3,803	(13)	92,641
						2,545	(14)	61,996
						6,609	(15)	160,995
						1,616	(17)	39,366
						25,641	(18)	624,615
						12,820	(19)	312,295
(1)	Based upon the closing price of $24.36, which was the closing market price on NASDAQ of our Common Stock on September 26, 2014, the last trading day of our Common Stock in fiscal 2014. The Market Value of PSUs or RSUs that have not vested was determined by multiplying the closing market price by the number of PSUs or RSUs, respectively.
(2)	These stock options were granted on November 11, 2009 and vest over five years in equal annual installments through November 11, 2014.
(3)	These stock options were granted on January 28, 2010 and vest over five years in equal annual installments through January 28, 2015.
(4)	These stock options were granted on June 7, 2010 and vest over five years in equal annual installments through June 7, 2015.
(5)	These stock options were granted on November 10, 2010 and vest over five years in equal annual installments through November 10, 2015.
(6)	These stock options were granted on November 9, 2011 and vest over five years in equal annual installments through November 9, 2016.
(7)	These stock options were granted on November 14, 2012 and vest over five years in equal annual installments through November 14, 2017.
(8)	These stock options were granted on November 18, 2013 and vest over five years in equal annual installments through November 18, 2018.
(9)	These stock options were granted on December 6, 2013 and vest over five years in equal annual installments through December 6, 2018.
(10)	These stock options were granted on April 14, 2014 and vest over five years in equal annual installments through April 14, 2019.
(11)	These stock options were granted on May 26, 2014 and vest over five years in equal annual installments through May 26, 2019.
(12)	Represents RSUs that were granted on November 10, 2010 and vest over four years in equal annual installments through November 10, 2014.
(13)	Represents RSUs that were granted on November 9, 2011 and vest over four years in equal annual installments through November 9, 2015.
(14)	Represents RSUs that were granted on August 6, 2012 and vest over four years in equal annual installments through August 6, 2016.
(15)	Represents RSUs that were granted on November 14, 2012 and vest over four years in equal annual installments through November 14, 2016.

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(16)	Represents MSUs that were granted on November 14, 2012 and vest in one installment on November 14, 2015 (subject to acceleration in certain limited circumstances). All of Mr. Muir’s MSUs were forfeited upon his departure from the Company on November 30, 2014.
(17)	These RSUs were granted on January 21, 2013 and vest over four years in equal annual installments through January 21, 2017.
(18)	Represents PSUs with ROIC hurdles that were granted on November 18, 2013 and vest in one installment on November 18, 2016 only if the Company achieves pre-determined annual ROIC minimum improvement hurdles, as well as an average ROIC goal at the end of a three-year performance period. See “Why ROIC?” on page 29 for applicable performance measures.
(19)	These RSUs were granted on November 18, 2013 and vest over four years in equal annual installments through November 18, 2017.
(20)	Represents PSUs subject to stock price performance conditions that were granted on December 6, 2013. These PSUs are structured to vest in three equal tranches, subject to the achievement of the following price targets for the Company’s Common Stock: $25.00, $27.50 and $30.00, respectively, over a five (5) year performance period. The stock price targets will be deemed achieved if the average of the Company’s Common Stock closing prices on NASDAQ equals or exceeds such applicable price target for any consecutive thirty (30) trading day period. In July 2014, the first of the three tranches was deemed satisfied and Mr. MacMillan received 43,220 shares of Common Stock before the disposition of shares to satisfy minimum tax withholding obligations.
(21)	Represents PSUs with ROIC hurdles that were granted on December 6, 2013 and vest in one installment on December 6, 2016 only if the Company achieves pre-determined annual ROIC minimum improvement hurdles, as well as an average goal at the end of a three-year performance period. See “Why ROIC?” on page 29 for applicable performance measures.
(22)	These RSUs were granted on December 6, 2013 and vest over four years in equal annual installments through December 6, 2017.
(23)	Represents matching RSUs that were granted on March 1, 2014 and vest over three years through March 1, 2017. As a further incentive to join the Company, Mr. MacMillan was provided the opportunity to purchase up to $5.0 million of Company Common Stock which would be matched 1:1 by the Company in RSUs. Mr. MacMillan invested approximately $5.0 million in the Company through open market purchases of Common Stock in February 2014 (the “Purchased Shares”). The Purchased Shares were matched by the Company 1:1 in “matching RSUs” on March 1, 2014. Matching RSUs are subject to three-year cliff vesting, are conditioned upon Mr. MacMillan’s continued employment (subject to certain limited exceptions), and are forfeited if Mr. MacMillan sells, or otherwise disposes of any of the Purchased Shares prior to the relevant vesting date.
(24)	Represents PSUs with ROIC hurdles that were granted on April 14, 2014 and vest in one installment on April 14, 2017 only if the Company achieves pre-determined annual ROIC minimum improvement hurdles, as well as an average goal at the end of a three-year performance period. See “Why ROIC?” on page 29 for applicable performance measures.
(25)	These RSUs were granted on April 14, 2014 and vest over four years in equal annual installments through April 14, 2018.
(26)	These RSUs were granted on May 26, 2014 and vest over four years in equal annual installments through May 26, 2018.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized On Vesting ($)(2)
Stephen P. MacMillan	—	—	43,220	1,102,542
Eric B. Compton	—	—	—	—
Robert W. McMahon	—	—	—	—
Roger D. Mills	—	—	7,049	153,861
Mark J. Casey	19,871	181,184	7,434	167,420
John W. Cumming	1,181,340	7,631,334	66,902	1,494,740
Glenn P. Muir	801,517	8,303,368	22,420	499,658
David P. Harding	223,900	1,461,187	7,043	153,555
Rohan F. Hastie, Ph. D	—	—	8,988	201,578
(1)	Value realized is calculated based on the difference between the closing market price of our Common Stock on the date of exercise and the exercise price.
(2)	Value realized is calculated based on the number of shares vested multiplied by the closing price of our Common Stock on the date of vesting. This calculation does not account for shares withheld for tax purposes, but rather represents the gross value realized.

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Potential Payments upon Termination or Change of Control

The following table shows potential payments upon termination or a change of control for NEOs who are currently employed by Hologic. The terms and conditions of our employment, change of control and severance agreements with all of our NEOs, including the severance arrangements of the NEOs who are no longer employed by Hologic, are discussed above under “Compensation Discussion and Analysis – Employment, Change of Control and Severance Agreements.”

Name(a)	Potential Payment on Change of Control ($)(1)(b)	Potential Payment on Voluntary Termination or Termination for Cause ($)(2)(c)	Potential Payment on Involuntary Termination (Without Cause) or Termination by Executive for Good Reason ($)(3)(d)
Stephen P. MacMillan
Cash Severance	7,475,000	0	4,550,000
Share Awards(4)	18,149,402	—	—
Accelerated DCP(5)	—	—	—
Health/Welfare Benefits(6)	65,425	—	—
TOTAL	25,689,827	0	4,550,000
Eric B. Compton
Cash Severance	2,354,625	0	450,000
Share Awards(4)	1,448,160	—	—
Accelerated DCP(5)	—	—	—
Health/Welfare Benefits(6)	19,583	—	19,583
TOTAL	3,822,368	0	469,583
Robert W. McMahon
Cash Severance	2,354,625	0	450,000
Share Awards(4)	761,029	—	—
Accelerated DCP(5)	—	—	—
Health/Welfare Benefits(6)	19,922	—	19,922
TOTAL	3,135,576	0	469,922
Roger D. Mills
Cash Severance	636,667	0	531,250
Share Awards(4)	1,875,172	—	—
Accelerated DCP(5)	299,867	—	—
Health/Welfare Benefits(6)	14,946	—	—
TOTAL	2,826,652	0	531,250
(1)	Benefits and payments calculated assuming the executive’s employment was terminated by us without cause or by the executive for good reason on September 27, 2014 following a change of control and payable as a lump sum.
(2)	Benefits and payments calculated assuming the executive’s employment was terminated voluntarily or by us for cause on September 27, 2014 and payable as a lump sum.
(3)	Benefits and payments calculated assuming the executive’s employment was terminated by us without cause or by the executive for good reason on September 27, 2014 and payable as a lump sum.
(4)	Assumes a change of control price of $24.36, which was the closing market price on NASDAQ of our Common Stock on September 26, 2014, the last trading day for our Common Stock in fiscal 2014. In the event of an executive’s death or disability, the value of the accelerated stock options, RSUs and PSUs would be as shown in column (b).
(5)	Under the terms of our DCP (see discussion below), employer contributions to the DCP are fully vested in the event of (1) the executive’s death, disability or a change of control or (2) the executive’s retirement after the attainment of certain age and/or service milestones.
(6)	Includes medical and dental benefits.

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Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Stephen P. MacMillan	182,692	—	1,408	—	184,100
Eric B. Compton	—	—	—	—	—
Robert W. McMahon	—	—	—	—	—
Roger D. Mills	59,143	180,000	326,637	—	2,811,197
Mark J. Casey	15,894	120,000	103,825	—	1,203,814
John W. Cumming	—	105,000	211,681	(2,673,482)	—
Glenn P. Muir	—	125,000	475,059	—	5,091,907
David P. Harding	27,630	120,000	92,639	(19,181)	1,031,709
Rohan F. Hastie, Ph. D	—	120,000	9,091	—	299,193
(1)	These contributions were determined and paid in November 2013 (fiscal 2014) and were based upon the executives’ role at that time. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table.
(2)	The following amounts of the reported aggregate balance were compensation for fiscal 2013 or fiscal 2012 and are included in the “All Other Compensation” column of the Summary Compensation Table for those years for the NEOs other than Messrs. MacMillan, Compton and McMahon who joined the Company in fiscal 2014; Mr. Mills, whose compensation prior to fiscal 2014 is not required to be disclosed; and Messrs. Cumming and Hastie, whose compensation prior to fiscal 2013 is not required to be disclosed:

Name	Registrant Contributions in FY 2013 ($)	Registrant Contributions in FY 2012 ($)
Mark J. Casey	120,000	75,000
John W. Cumming	75,000	—
Glenn P. Muir	125,000	125,000
David P. Harding	90,000	75,000
Rohan F. Hastie, Ph. D	75,000	—

Effective as of March 15, 2006, we adopted a Non-qualified Deferred Compensation Plan (the “DCP”), to provide non-qualified retirement benefits to a select group of our senior management and highly compensated employees including the NEOs. The DCP was amended and restated on each of October 15, 2011 and November 5, 2013, with the latter amendment and restatement made effective as of October 15, 2013. The DCP is a deferred compensation plan that permits our NEOs to contribute up to 75% of their annual base salary and 100% of their annual bonus to a supplemental retirement account. In addition, the Company retains the ability to make annual discretionary contributions to the DCP on behalf of participants. Each DCP contribution the Company makes on behalf of our NEOs is subject to a three-year vesting schedule, such that one-third of each contribution vests annually and each contribution is fully-vested three years after the contribution is made. In addition, our contributions become fully vested upon (1) death, disability or a change of control, (2) retirement after the attainment of certain age and/or service milestones, or (3) as otherwise provided by the Compensation Committee in its sole discretion. Elective contributions made by the NEOs are 100% vested.

A separate DCP account is established for each NEO and each account is credited with earnings, if any, based on the performance of mutual funds in which the account is invested. The obligations under the DCP are our general unsecured obligations to pay money in the future. We established a rabbi-trust as a source of funds which can satisfy the obligations under the DCP. An NEO has no rights to any assets held by the rabbi-trust, except as general creditors. An NEO’s rights to any amounts credited to his DCP account may not be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the NEO and may also pass upon his death pursuant to a beneficiary designation in accordance with the terms of the DCP.

An NEO is entitled to his DCP benefits upon the earlier of his normal retirement date (as defined in the DCP) or termination of his employment. DCP benefits will be equal to the total of the following: the NEO’s deferrals and the vested portion of our discretionary contributions, plus earnings thereon. DCP benefits are paid in lump sum, or at the NEO’s election, in annual installments for a period of up to fifteen years. Distributions of DCP benefits will be made on or about January 15th immediately following the earlier of the NEO’s normal retirement date or termination of employment, or, if later, forty-five days following the earlier of his normal retirement date or termination of employment. In certain instances, the Internal Revenue Code of 1986, as amended, requires that distribution not be made to a NEO until six months after his separation from service. The NEO may also elect to receive a portion of his/her deferrals while continuing to be employed by us, subject to making an election at the time that he elects to make a contribution to the DCP. An NEO may also receive a distribution if he suffers an unforeseeable emergency in accordance with the Internal Revenue Code of 1986, as amended.

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DIRECTOR COMPENSATION

The following table sets forth the compensation of our directors for the fiscal year ended September 27, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Total ($)
Jonathan Christodoro(3)	67,600	262,477	263,843	593,920
Sally W. Crawford	122,800	87,478	87,496	297,774
Scott T. Garrett	104,400	87,478	87,496	279,374
David R. LaVance, Jr.	199,000	112,488	112,498	423,986
Nancy L. Leaming	124,400	87,478	87,496	299,374
Lawrence M. Levy	115,000	87,478	87,496	289,974
Stephen P. MacMillan(3)	—	—	—	—
Samuel Merksamer(3)	66,100	262,477	263,843	592,420
Christiana Stamoulis	100,300	87,478	87,496	275,274
Elaine S. Ullian	116,900	87,478	87,496	291,874
Wayne Wilson	110,500	87,478	87,496	285,474
(1)	The value of Stock Awards and Option Awards represents the grant date fair value of such award. The fair value of Stock Awards, which are RSUs, is based on the closing price of our Common Stock on the grant date. The fair value of Option Awards, which are stock options, is determined by use of a binomial lattice model. For a detailed description of the assumptions used to calculate the grant date fair value of stock options, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 27, 2014.
(2)	The aggregate number of Stock Awards and Option Awards held by each non-employee director (representing unexercised option awards, both exercisable and unexercisable, and unvested RSUs) at September 27, 2014 is as follows:

Name	Number of Shares Subject to Option Awards Held (#)	Number of Units of Stock that have not Vested (#)
Jonathan Christodoro	33,668	11,765
Sally W. Crawford	183,435	3,914
Scott T. Garrett	35,350	9,679
David R. LaVance, Jr.	167,410	5,033
Nancy L. Leaming	203,435	3,914
Lawrence W. Levy	259,435	3,914
Samuel Merksamer	33,668	11,765
Christiana Stamoulis	67,676	7,692
Elaine S. Ullian	165,554	3,914
Wayne Wilson	183,435	3,914

(3)	Messrs. Christodoro, MacMillan and Merksamer joined the Board of Directors in December 2013. Mr. MacMillan receives no compensation for his service on the Board of Directors. Each of Messrs. Christodoro and Merksamer received non-employee director sign-on equity awards with a value of $350,000 (as determined under generally accepted accounting principles) effective upon their appointment to the Board on December 8, 2013. Of this initial equity compensation award, $175,000 is represented by RSUs and $175,000 is represented by options to purchase our Common Stock. This automatic equity award was consistent with our compensation program for non-employee directors that is described in more detail below under the heading “Equity Awards to Directors.”

Cash Compensation. Until the beginning of the Company’s fourth fiscal quarter in fiscal 2014, each non-employee director was entitled to receive the following cash compensation:

•	Annual Payments.

–	An annual cash payment of $60,000, payable $15,000 per quarter.

–	An annual cash payment for the chairperson of each of the Audit Committee and the Compensation Committee of $20,000, payable $5,000 per quarter, and an annual cash payment for the chairperson of each of the Corporate Development Committee and Nominating and Corporate Governance Committee of $12,000, payable $3,000 per quarter.

–	An annual cash payment for a non-employee director serving as Chairman of the Board of $90,000, payable $22,500 per quarter, provided that if the Chairman of the Board also serves as the chairperson of one of the Company’s committees, the Chairman of the Board shall not receive the annual retainer for service as a chairperson of such committee.

•	Board Meeting Fees.

–	$2,500 for each meeting of the Board at which the non-employee director was physically present.

–	$1,000 for each meeting of the Board at which the non-employee director participated by telephone.

•	Committee Meeting Fees.

–	$2,500 for each meeting of the Audit Committee, Compensation Committee, Corporate Development Committee and Nominating and Corporate Governance Committee at which the non-employee director was physically present, if the meeting was held on a day other than the day of a meeting of the Board and $600 if held on the same day as the meeting of the Board,

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but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board.

–	$1,000 for each meeting of a committee of the Board at which the non-employee director participated by telephone.

Beginning with the Company’s fourth fiscal quarter in fiscal 2014, the Board modified the Company’s non-employee director cash compensation structure by eliminating Board and committee meeting fees. In lieu of committee meeting fees, each Board member (not otherwise serving as chairperson of the applicable committee) is entitled to receive an annual cash payment, payable in quarterly installments at the beginning of each quarter, for service on each of the Board’s standing committees in the following amounts: (i) $10,000 ($2,500 per quarter) for each of the Audit Committee and the Compensation Committee and (ii) $6,000 ($1,500 per quarter) for each of the Corporate Development Committee and the Nominating and Corporate Governance Committee. The other cash compensation elements listed above remain unchanged.

Equity Awards to Directors

Initial Awards. The Company also revised the sign-on equity compensation component of its compensation program for non-employee directors beginning with the Company’s fourth fiscal quarter in fiscal 2014. Prior to this modification, each non-employee director would receive an automatic equity compensation award having a value of $350,000 (as determined under generally accepted accounting principles) as of the date the director is first elected to the Board. Of this initial equity compensation award, $175,000 would consist of RSUs and $175,000 would consist of options to purchase Common Stock of the Company. The RSUs and the options would vest over a three-year period and the options would have a term of seven years. Beginning with the Company’s fourth fiscal quarter in fiscal 2014, the Board modified the Company’s non-employee director equity compensation structure by reducing the value of the initial sign-on awards for new non-employee directors from $350,000 to $175,000. Of this award, $87,500 will consist of RSUs and $87,500 will consist of options to purchase Common Stock of the Company. The RSUs and the options will vest over a three-year period and the options will have a term of ten years.

Annual Awards. In addition to the initial equity awards described above, each non-employee director, except for the Chairman of the Board, will, on January 1 of each year, receive an annual equity compensation grant having a value of $175,000 (as determined under generally accepted accounting principles) on the date of the award grant. Of this award, $87,500 will consist of RSUs and $87,500 will consist of options to purchase Common Stock of the Company. The Chairman of the Board will receive an annual grant having a value of $225,000 (as determined under generally accepted accounting principles) on the date of the award grant. Of this award, $112,500 will consist of RSUs and $112,500 will consist of options to purchase Common Stock of the Company. The RSUs and options will vest over a one-year period and the options will have a term of ten years. In January 2014, the Chairman of the Board and each of our then-serving non-employee directors received these annual equity compensation grants.7

Stock Ownership Guidelines. Under our stock ownership guidelines for non-employee directors, each such director is expected within five years of the later of his or her election to the Board or the adoption of the guidelines to have equity ownership in the Company in the range of three times the then current annual base cash retainer for non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

John W. Cumming. In fiscal 2014, we continued to employ Mr. Cumming’s wife as Vice President, Corporate Marketing. In that position, we paid Ms. Cumming cash compensation in the aggregate amount of approximately $360,290, which primarily consisted of salary and bonus and included a DCP contribution of $30,000. We also awarded her 3,496 RSUs and 9,975 stock options valued at approximately $149,600 at issuance. Ms. Cumming was terminated from her position in March 2014 and was paid approximately $236,390 in severance benefits consistent with our severance policies then in place for similarly-situated employees. All of Ms. Cumming’s unvested equity awards, including those listed above, were forfeited upon her departure from the Company.

Policies and Procedures Regarding Transactions with Related Persons. As provided in the charter of our Audit Committee, the Audit Committee reviews and approves related-party transactions (unless such review and approval has been delegated to another committee consisting solely of disinterested independent directors). The non-exclusivity of this delegation provides the Board with flexibility to address the particular circumstances of any related-party transaction. For example, certain related-party transactions involving compensation is approved by the Compensation Committee. Additionally, if one or more members of the Audit Committee are otherwise conflicted, or for any other reason, the Board reserves the right to establish a separate committee of disinterested independent

7 Options granted in January 2014 had a term of seven years. Beginning with the beginning with the Company’s fourth fiscal quarter in fiscal 2014, the Company’s form of Independent Director Stock Option Award Agreement was modified to provide for a ten-year term.

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directors to review a particular transaction. Regardless of the deliberative body of disinterested independent directors reviewing a related-party transaction, the standard applied in reviewing such transaction is whether the transaction is on terms no less favorable to the Company than terms generally available from an unaffiliated third party under the same or similar circumstances. The Board generally considers related-party transactions to be those transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K.

EQUITY COMPENSATION PLAN INFORMATION

As of December 27, 2014, there were 9,184,690 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans referred to in the table below, at a weighted average exercise price of $21.34 per share and with a weighted average remaining term of 4.5 years. In addition, there were a maximum total of 5,256,748 shares that may be issued on the vesting of outstanding stock unit awards, of which 3,958,102 related to RSUs and 1,248,646 related to PSUs, all of which remain subject to forfeiture. As of December 27, 2014, there were 9,375,977 shares available for future issuance under those plans.

The table below sets forth certain information as of the end of our fiscal year ended September 27, 2014 regarding the shares of our Common Stock available for grant or granted under stock option plans and equity incentives that (i) were approved by our stockholders, and (ii) were not approved by our stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	14,274,166	$20.62	10,730,943
Equity compensation plans not approved by security holders(3)	30,295	$9.80	—
TOTAL	14,304,461	$20.59	10,730,943
(1)	Includes 4,543,117 shares that are issuable upon restricted stock units (RSUs), performance stock units (PSUs) and market stock units (MSUs) vesting. The remaining balance consists of outstanding stock option grants.
(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, PSUs and MSUs, which have no exercise price.
(3)	Includes the following plans: 1997 Employee Equity Incentive Plan and 2000 Acquisition Equity Incentive Plan. A description of each of these plans is as follows:
1997 Employee Equity Incentive Plan. The purposes of the 1997 Employee Equity Incentive Plan (the “1997 Plan”), adopted by the Board in May 1997, were to attract and retain key employees, consultants and advisors, to provide an incentive for them to assist us in achieving long-range performance goals, and to enable such person to participate in our long-term growth. In general, under the 1997 Plan, all employees, consultants, and advisors who were not executive officers or directors were eligible to participate in the 1997 Plan. The 1997 Plan was administered by our Compensation Committee. Participants in the 1997 Plan were eligible to receive non-qualified stock options, stock appreciation rights, restricted stock and performance shares. A total of 4,400,000 shares of our Common Stock were reserved for issuance under the 1997 Plan. Of the shares reserved for issuance under the 1997 Plan, options to purchase 17,895 shares were outstanding as of September 27, 2014. In September 2005, our Compensation Committee determined that no further awards would be made under this plan and cancelled all remaining 332,168 shares available for issuance under the 1997 Plan that were not subject to outstanding stock option awards.

2000 Acquisition Equity Incentive Plan. The purpose of the 2000 Acquisition Equity Incentive Plan (the “2000 Plan”), adopted by the Board in April 2001, was to attract and retain (a) employees, consultants and advisors, of newly acquired businesses were being hired as employees, consultants or advisors of our company or any of our consolidated subsidiaries, and (b) employees, consultants and advisors, of our company who have or were anticipated to provide significant assistance in connection with the acquisition of a newly acquired business or its integration with our company, and to provide such persons an incentive for them to achieve long-range performance goals, and to enable them to participate in our long-term growth. In general, under the 2000 Plan, only employees, consultants and advisors who were not officers or directors of our company were eligible to participate in the 2000 Plan. The 2000 Plan was administered by our Compensation Committee. Participants in the 2000 Plan were eligible to receive non- qualified stock options, stock appreciation rights, restricted stock and performance shares. A total of 3,200,000 shares of our Common Stock were reserved for issuance under the 2000 Plan. Of the shares reserved for issuance under the 2000 Plan, options to purchase 12,400 shares were outstanding as of September 27, 2014. In September 2005, our Compensation Committee determined that no further awards would be made under this plan and cancelled all remaining 835,408 shares available for issuance under the 2000 Plan that were not subject to outstanding stock option awards.

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Proposal No. 2	Non-Binding Advisory Vote on Executive Compensation

This non-binding advisory vote on executive compensation is provided as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC.

Each year, we take into account the result of the “say-on-pay” vote cast by our stockholders. At our 2014 annual meeting, we saw a measurable decrease in support, with approval votes declining from approximately 65% to approximately 34%. This was an obvious signal that there were significant stockholder concerns we needed to address.

In response to stockholder feedback we introduced performance stock units (“PSUs”) tied to return on invested capital (“ROIC”) as a significant component of fiscal 2014 long-term equity awards. In our discussions with stockholders in connection with last year’s annual meeting there was strong support for this revised structure. We believe these PSUs with ROIC hurdles are a major step forward and a direct reflection of stockholder impact.

Understandably, however, the biggest concern we heard was about our approach to succession planning during a time of unprecedented change in leadership and disappointing Company performance. Accordingly, getting our leadership structure right was a key focus during fiscal 2014. There was nothing more important than stabilizing a new team as quickly as possible. We feel strongly that the governance practices and policies embedded in our executive compensation program, which are aligned with those of our industry peers, were integral to the early success of our leadership transition.

Please read our “Compensation Discussion and Analysis” beginning on page 19 and the section entitled “Compensation and Other Information Concerning Officers and Directors” beginning on page 39 for additional details about our executive compensation programs, including information about the fiscal 2014 compensation of our NEOs.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our NEOs’ compensation. This vote is not intended to address any specific element of our compensation programs, but rather to address our overall approach to the compensation of our NEOs described in this proxy statement. To that end, we ask our stockholders to vote “FOR” the following resolution at the annual meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby APPROVED.

The Company’s current policy is to provide stockholders with an opportunity to approve, on a non-binding advisory basis, the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2016 annual meeting of stockholders.

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or our Board. However, the Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by stockholders in their vote on this proposal.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on this proposal at our annual meeting. Abstentions and broker “non-votes” will not have any effect on the proposal to approve executive compensation as disclosed in this proxy statement.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” the approval of this resolution. Management proxy holders will vote all duly submitted proxies FOR approval unless duly instructed otherwise.

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Proposal No. 3	Ratification of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for fiscal 2015, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Ernst & Young for ratification by stockholders as a matter of good corporate practice.

Vote Required

The affirmative vote of a majority of shares present, in person or represented by proxy, and voting on this proposal at our annual meeting is required to ratify the appointment of Ernst & Young. Abstentions and broker “non-votes” will not have any effect on the proposal to ratify the appointment of Ernst & Young. If the stockholders do not ratify the selection of Ernst & Young, the Audit Committee will review the Company’s relationship with Ernst & Young and take such action as it deems appropriate, which may include continuing to retain Ernst & Young as the Company’s independent registered public accounting firm.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young. Management proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young, an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending September 26, 2015. Ernst & Young has continuously served as our independent registered public accounting firm since June 24, 2002. A representative of Ernst & Young will be available during the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following is a summary of the fees billed to us by Ernst & Young for professional services rendered for the fiscal years ended September 27, 2014 and September 28, 2013:

Fee Category	Fiscal 2014 Fees	Fiscal 2013 Fees
Audit Fees	$4,556,000	$5,462,400
Audit-Related Fees	$—	$—
Tax Fees	$2,296,600	$2,259,500
All Other Fees	$27,800	$27,800
TOTAL FEES	$6,880,400	$7,749,700

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Audit Fees. Consists of aggregate fees billed for professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, reviews of the interim consolidated financial statements included in our quarterly reports, international statutory audits and regulatory filings, consents and other services related to SEC filings, and accounting consultations that relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles.

Audit-Related Fees. Consists of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees. Consists of aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. In fiscal 2014 and 2013, these services included assistance regarding federal, state and international tax preparation, planning and consultation. Fiscal 2014 included services primarily related to the evaluation of the Company’s effective tax rate reduction research strategy, evaluation of the Company’s Federal research credit study and the evaluation of consolidating legal entities and related tax attributes. Fiscal 2013 included services primarily related to the ongoing German tax audit, compliance with the medical device excise tax, and the evaluation of consolidating legal entities and related tax attributes. Fiscal 2014 and 2013 tax compliance fees aggregated $680,600 and $626,800, respectively.

All Other Fees. Fiscal 2014 and 2013 fees include aggregate fees billed for advisory services related to the Company’s audit preparation to comply with the SEC’s conflict minerals rule. This category also includes the license of technical accounting software in fiscal 2014 and 2013.

During fiscal 2014 and 2013, there were no other fees for any services not included in the above categories.

The Audit Committee considers whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm, and has determined such services for fiscal 2014 and 2013 were compatible.

Audit Committee Policy on Pre-Approval of Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated authority to the chairperson of the Audit Committee to pre-approve services up to a designated amount. A summary of any new services pre-approved by the chairperson is reported to the full Audit Committee in connection with its next scheduled Audit Committee meeting.

The Audit Committee meets with representatives of Ernst & Young periodically, but no less than quarterly throughout the year. The Audit Committee reviews audit, non-audit and tax services rendered by and the performance of Ernst & Young, as well as fees charged by Ernst & Young for such services. In engaging Ernst & Young for the services described above, the Audit Committee considered whether the provision of such services is compatible with maintaining Ernst & Young’s independence.

Audit Committee Report

Pursuant to authority delegated by the Board, the Audit Committee is responsible for assisting the Board in its oversight of the integrity of our consolidated financial statements, the qualifications and independence of our independent registered public accounting firm, and our internal financial and accounting controls.

Management is responsible for the Company’s financial reporting process, including the responsibility to maintain and evaluate the effectiveness of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or GAAP or as to the independence of the independent registered public accounting firm. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm. The Audit Committee’s responsibilities are described in a written charter. A copy of the Audit Committee’s current charter is publicly available on our website at investors.hologic.com.

The Audit Committee met eleven (11) times during fiscal 2014. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal audit function and our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”). The Audit Committee discussed with Ernst & Young the overall scope and plans for its audits and the Committee regularly met with Ernst & Young without the presence of management. Ernst & Young has unrestricted access to the Audit Committee.

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The Audit Committee reviewed our audited financial statements for the fiscal year ended September 27, 2014, and discussed them with both management and Ernst & Young. The Audit Committee also discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee also received and reviewed the written disclosure and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Ernst & Young its independence from the Company.

Based on the review and discussions described above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended September 27, 2014. The Audit Committee has also approved the selection of Ernst & Young as our independent registered public accounting firm for the fiscal year ending September 26, 2015.

Respectfully Submitted by the
Audit Committee:

Nancy L. Leaming, Chairperson
Sally W. Crawford
Christiana Stamoulis
Wayne Wilson

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STOCKHOLDER PROPOSALS

The Company has been notified that two stockholders of the Company intend to present proposals for consideration at the annual meeting. The stockholders making these proposals have presented the proposals and supporting statements set forth below, and we are presenting the proposals and the supporting statements as they were submitted to us. While we take issue with certain of the statements contained in the proposals and the supporting statements, we have limited our response to the most important points and have not attempted to address all the statements with which we disagree. The address and stock ownership of the proponents will be furnished by the Company’s Secretary to any stockholder, orally or in writing as requested, promptly upon receipt of any oral or written request.

The affirmative vote of a majority of shares present, in person or represented by proxy, and voting on the proposal will be required for approval of each of the proposals. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are disregarded for purposes of determining whether a proposal has been approved. The stockholder proposals will be voted on at the annual meeting only if properly presented by or on behalf of the proponents.

Proposal No. 4	Severance Approval Policy

Marco Consulting Group Trust I has notified us that it intends to present the following proposal for consideration at the annual meeting:

RESOLVED: that the shareholders of Hologic, Inc. (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus.

“Future severance agreements” include employment agreements containing severance provisions, special retirement provisions and agreements renewing, modifying or extending existing agreements.

“Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of special retirement provisions; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT

In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives generally. Shortly before the recent financial crisis began, a National Association of Corporate Directors survey of nearly 70 executives found that four out of six chief executives or presidents polled agreed that compensation of top executives was high relative to performance.

We believe that requiring shareholder approval of severance agreements may have the beneficial effect of insulating the Company’s Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

For those reasons, we urge shareholders to vote for this proposal.

Board Recommendation

The Board recommends that you vote AGAINST this proposal. The Compensation Committee of our Board of Directors is committed to maintaining an executive compensation program that is aligned with the interests of the Company’s shareholders. As discussed in this proxy statement, the Company has undergone tremendous change in its senior leadership team over the past year, starting with our appointment of Stephen P. MacMillan as the President and CEO in December of 2013. Under Mr. MacMillan’s leadership, the Company now has a new senior management team in place which we believe has great growth potential. Our ability to manage through our management change and ultimately build the exceptional leadership team we have today was due in large part to our having the full complement of compensation tools available to us and the flexibility to use them. In order to continue to attract and retain the level of talent necessary to achieve the Company’s growth goals we must continue to have the flexibility to provide competitive compensation packages, including severance benefits.

The primary effect of the above proposal, if adopted by the Company, would be to limit the Company’s ability to accelerate the vesting of equity under any future change of control agreement. We structured our change of control and severance agreements, which are guided by our governance practices and policies (e.g., “double-trigger” change of control provisions, no tax gross-ups), to be well-aligned with those of our peers. Our severance agreements with our new management team do not contain equity acceleration provisions and we do not intend to provide such

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provisions in future severance arrangements (other than change of control agreements). Our change of control agreements provide for acceleration of the vesting of equity under a “double-trigger” change of control provision. Under a double-trigger arrangement vesting is only accelerated if, within a specified period following a change of control of the Company, we terminate the employment of the executive other than for cause or the executive resigns for good reason. We compete for talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. The inability to include such a provision in our compensation packages would place the Company at a competitive disadvantage when recruiting executive talent, which is ultimately not in the best interests of shareholders.

Securing the vesting of our senior executives’ equity awards in connection with a change of control also enables our executives to avoid distractions and potential conflicts of interests that could otherwise arise when a potential change-of-control transaction is being considered. This permits our leadership team to remain focused on protecting shareholder interests and maximizing shareholder value during the course of the event. If a potential change-of-control transaction is in the best interests of our shareholders, our executives should be motivated to focus their full energy on pursuing that opportunity, even if it is likely to result in the termination of their employment. Our change of control agreements reinforce this message and duty.

In sum, our Board believes that our current executive compensation policies and practices are appropriate and effective, and that they properly align the interests of our executives with those of our shareholders. The Board also believes that the above proposal would hinder our ability to recruit, motivate and reward qualified executives during a time when enhancement of our management team and succession planning remain areas of focus. Furthermore, we do not believe that we would have been able to timely and successfully recruit our new management team had the proposed restrictions set forth in the above proposal been in place. For these reasons, the Board firmly believes that the above proposal is not in the best interests of the Company and its shareholders.

Proposal No. 5	Shareholder Input on Poison Pills

Graphic Communications Conference IBT Benevolent Trust Fund U.S. has notified us that it intends to present the following proposal for consideration at the annual meeting:

RESOLVED, That the shareholders of Hologic, Inc. (hereinafter “the Company”) request that our Directors submit the adoption, maintenance or extension of any poison pill to a shareholder vote as a separate ballot item at the earliest next shareholder election.

SUPPORTING STATEMENT

The Company’s Board of Directors adopted a shareholder rights plan, commonly known as a “poison pill”, without shareholder approval. This plan is an anti-takeover device that can adversely affect shareholder value by discouraging takeovers that could be beneficial to shareholders.

Poison pills, according to the book “Power and Accountability” by Nell Minow and Robert Monks: “amount to major de facto shifts of voting rights away from shareholders to management on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.”

Thus it is no surprise that the Shareholder Bill of Rights adopted by the Council of Institutional Investors, whose members represent nearly $3 trillion in benefit fund assets, calls for poison pills to be approved by shareholders before they take effect.

At a minimum, the shareholders of our Company should have the right to vote on the necessity of adopting such a powerful anti-takeover weapon. Therefore, your support FOR this proposal is respectfully sought.

Board Recommendation

The Board recommends that you vote AGAINST this proposal. Adoption of this proposal would require the Board to submit any shareholder rights plan (sometimes called a “poison pill”) to a shareholder vote at the earliest next shareholder meeting. Contrary to the supporting statement in the above proposal, the Company currently has no shareholder rights plan in place and, while our Board may in the future determine it is in the best interest of shareholders and the Company to put a shareholder rights plan in place, the Board has no plans to adopt one.

Our Board is required at all times to act in the best interests of shareholders, including in any decision to adopt, maintain, amend or terminate a poison pill. Our Board believes that shareholder rights plans can be a useful tool in some circumstances to protect the best interest of its shareholders. For example, on November 21, 2013, the Board adopted a one-year shareholder rights plan (the “Rights Plan”) in response to what was perceived then as a specific threat to the Company. Understanding that shareholder rights plans should only be employed judiciously, on June 24, 2014, approximately seven months after adoption of the Rights Plan, the Board took affirmative steps to eliminate the Rights Plan prior to its scheduled expiration date.

Contrary to the proponent’s arguments, the core objective of a shareholder rights plan is to preserve shareholder value. Shareholder rights plans do not prohibit acquisitions on fair terms; instead, they preempt the use of coercive takeover tactics and promote positive shareholder returns. Indeed, a major function of a shareholder rights

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plan is to give a board a greater period of time within which to properly evaluate an acquisition offer to determine whether an offer reflects the full value of the company and is fair to all shareholders and, if not, to reject the offer or to seek an alternative that meets these criteria. A second major function of a shareholder rights plan is to induce a bidder for the company to negotiate with a board and thus strengthen a board’s bargaining position vis-à-vis the bidder. A plan thus enables a board, as elected representatives of the shareholders, to better protect and further the interests of shareholders in the event of an acquisition proposal.

In recommending a vote against this proposal, our Board has not determined that a shareholder rights plan should be adopted by the Company. In the event that special circumstances warrant the adoption of a shareholder rights plan, the determination to adopt such a plan would be made only after consideration of all the relevant circumstances and careful deliberation by the Board while exercising its fiduciary duties. However, the Board does not believe that requiring shareholder approval of a shareholder rights plan would enhance value for shareholders. In short, in the dynamic and highly variable circumstances in which the Board might need to consider an acquisition transaction, the above proposal would impose limitations that could have consequences adverse to shareholders’ interests. For these reasons, the Board firmly believes that the above proposal is not in the best interests of the Company and its shareholders.

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SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as January 9, 2015 by: (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of our Common Stock; (2) each of our directors or nominees for director; (3) each of our NEOs named in the Summary Compensation Table on page 39; and (4) all of our directors, nominees for director and executive officers as a group.

Name and address of beneficial owner	Amount and nature of ownership(1)	Percentage of class(2)
Greater than 5% Beneficial Owners
Carl C. Icahn and related entities(3) 767 Fifth Ave, Suite 4700 New York, NY 10153	34,154,879	12.2%
Capital Research Global Investors(4) 333 South Hope Street Los Angeles, CA 90071	33,126,545	11.8%
Capital World Investors(5) 333 South Hope Street Los Angeles, CA 90071	32,902,194	11.8%
BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	18,535,439	6.6%
The Growth Fund of America(7) 333 South Hope Street Los Angeles, CA 90071	16,551,960	5.9%
The Vanguard Group(8) 100 Vanguard Blvd. Malvern, PA 19355	14,397,123	5.1%
Named Executive Officers
Stephen P. MacMillan(9)	463,870	*
Eric B. Compton(9)	795	*
Robert W. McMahon(9)	—	*
Roger D. Mills(9)	265,883	*
Mark J. Casey(9)	86,063	*
John W. Cumming(9)	386,905	*
Glenn P. Muir(9)	483,608	*
David P. Harding(9)	33,481	*
Rohan F. Hastie, Ph.D.(9)	67,851	*
Directors and Nominees
Jonathan Christodoro(9)	25,082	*
Sally W. Crawford(9)	308,065	*
Scott T. Garrett(9)	25,885	*
David R. LaVance, Jr.(9)	172,565	*
Nancy L. Leaming(9)	241,383	*
Lawrence W. Levy(9)	263,349	*
Stephen P. MacMillan(9)	463,870	*
Samuel Merksamer(9)	25,082	*
Christiana Stamoulis(9)	92,404	*
Elaine S. Ullian(9)	177,368	*
Wayne Wilson(9)	222,650	*
All directors, nominees for director and executive officers as a group(9)(10)	2,629,282	*

*	Less than one percent of the outstanding shares of our Common Stock.

(1)	The persons named in the table have, to our knowledge, sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below. Amount and nature of ownership for Messrs. Casey, Cumming, Muir, Harding, and Hastie, who no longer serve as executive officers of the Company, is as reported to the Company by each person.

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(2)	Applicable percentage ownership as of January 9, 2015 is based upon 279,794,419 shares of our Common Stock outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to shares. Shares of our Common Stock subject to options currently exercisable or exercisable within 60 days after January 9, 2015 and RSUs and PSUs covering shares of our Common Stock that vest within 60 days after January 9, 2015 are deemed outstanding for computing the percentage ownership of the person holding such options, RSUs and PSUs, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	Amount and nature of ownership listed is based solely upon information contained in a Schedule 13D/A filed with the SEC by Carl C. Icahn and various entities affiliated with him on December 12, 2013. As of December 12, 2013, Carl C. Icahn and various entities affiliated with him had shared dispositive power over 34,154,879 shares and shared voting power over 34,154,879 shares.

(4)	Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by Capital Research Global Investors on February 13, 2014. As of February 6, 2014, Capital Research Global Investors had sole dispositive power over 33,126,545 shares and sole voting power over 33,126,545 shares.

(5)	Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by Capital World Investors on February 13, 2014. As of February 6, 2014, Capital World Investors had sole dispositive power over 32,902,194 shares and sole voting power over 32,902,194 shares.

(6)	Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 10, 2014. As of February 6, 2014, BlackRock, Inc. had sole dispositive power over 18,535,439 shares and sole voting power over 17,169,904 shares.

(7)	Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G filed with the SEC by The Growth Fund of America on February 13, 2014. As of February 12, 2014, The Growth Fund of America had sole dispositive power over 0 shares and sole voting power over 16,551,960 shares.

(8)	Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G filed with the SEC by The Vanguard Group on February 11, 2014. As of February 6, 2014, The Vanguard Group had sole dispositive power over 14,180,299 shares, sole voting power over 239,712 shares and shared dispositive power over 216,824 shares.

(9)	Includes the following shares of Common Stock subject to options exercisable within 60 days after January 9, 2015: Mr. MacMillan – 172,796; Mr. Compton – 0; Mr. McMahon – 0; Mr. Mills – 202,947; Mr. Casey – 79,661; Mr. Cumming – 351,123; Mr. Muir – 140,000; Mr. Harding – 4,000; Dr. Hastie – 64,994; Mr. Christodoro – 18,578; Ms. Crawford – 183,435; Mr. Garrett – 19,133; Mr. LaVance – 167,410; Ms. Leaming – 203,435; Mr. Levy – 259,435; Samuel J. Merksamer – 18,578; Ms. Stamoulis – 67,676; Ms. Ullian – 165,554; Mr. Wilson – 183,435 and all current directors, nominees for directors and executive officers as a group – 1,850,783.

(10)	Excludes Messrs. Casey, Cumming, Muir, Harding, and Hastie, who no longer serve as executive officers of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. To our knowledge, based solely on our review of the copies of such filings received by us, with respect to the period ended September 27, 2014, Section 16(a) filing requirements were met except as follows: Dr. Hastie filed one late report for one transaction, Mr. Compton filed one late report for three transactions and Mr. MacMillan filed one late report for one transaction.

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STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Deadline for Submission of Stockholder Proposals and Recommendations for Director

Stockholder proposals for inclusion in our proxy materials for the 2016 annual meeting of stockholders must be received by us no later than September 18, 2015. These proposals must also meet the other requirements of the rules of the SEC and our bylaws.

Our bylaws establish an advance notice procedure with regard to proposals that stockholders otherwise desire to introduce at our annual meeting without inclusion in our proxy statement for that meeting. Written notice of such stockholder proposals for our annual meeting of stockholders in 2016 must be received by our Secretary and with respect to proposals for the nomination of directors should be received by our Nominating and Corporate Governance Committee at 35 Crosby Drive, Bedford, MA 01730 not later than December 4, 2015 and must not have been received earlier than November 4, 2015 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the stockholder proposing such matters. The matters proposed to be brought before the meeting also must be proper matters for stockholder action. If a stockholder who wishes to present such a proposal fails to notify us within this time frame, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

Pursuant to our bylaws, the notice must set forth: (a) for each nominee (i) information as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) written consent to be named in the proxy statement and serve as director if so elected; (b) a brief description of any proposed business including (i) the text of such proposal and any accompanying resolutions, (ii) the reasons for conducting such business at the meeting, and (iii) any material interest held by the proposing stockholder or any beneficial owner on whose behalf the proposal is made; (c) proposing stockholder and/or beneficial owner information including, (i) name and address, (ii) the class and number of shares of capital stock held, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal with any of their affiliates or associates, and any others acting in concert with the foregoing, including in the case of a nomination, the nominee, (iv) a description of any agreement, arrangement or understanding with respect to shares of our stock entered into by the date of such notice for the purposes of loss mitigation, risk management or derivation of benefit from share price changes and/or redistribution of voting power, (v) a representation that they are the holder of record, are entitled to vote, and intend to appear in person or by proxy and propose such business or nomination, (vi) a representation of intention to either deliver proxy statements to holders of the necessary percentage of shares or to solicit proxies or votes in support of the proposal, and (vii) any other information relating to such stockholder and/or beneficial owner required to be disclosed in filings made in connection with solicitation of proxies pursuant to the Securities Exchange Act of 1934, as amended. The stockholder can alternatively satisfy the notice requirement by submitting proposals in compliance with SEC requirements and inclusion of such proposal within a proxy statement prepared by us. Compliance with our bylaws shall be the exclusive means for a stockholder to make nominations or submit other business to the annual meeting (other than matters properly brought in compliance with the rules of the Securities Exchange Act of 1934, as amended).

EXPENSES AND SOLICITATION

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, certain of our directors, officers, employees and other agents, without additional remuneration, may solicit proxies in person or by telephone or email. We may elect to engage outside professionals to assist us in the distribution and solicitation of proxies at a fee to be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names, and we will reimburse them for their reasonable out-of-pocket costs. Solicitation may also be made of some stockholders in person or by mail, telephone or email following the original solicitation.

Additionally, we have retained Innisfree M&A Incorporated to assist us in the solicitation and distribution of proxies for the annual meeting. The estimated cost of such services is $6,500, plus out-of-pocket expenses. Stockholders with questions or that need assistance in voting their shares may contact Innisfree toll-free at (888) 750-5834.

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INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically provided in any such filing.

FINANCIAL MATTERS AND FORM 10-K REPORT

WE WILL PROVIDE EACH BENEFICIAL OWNER OF OUR SECURITIES WITH A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR OUR MOST RECENT FISCAL YEAR, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO INVESTOR RELATIONS, HOLOGIC, INC., 35 CROSBY DRIVE, BEDFORD, MA 01730. ALTERNATIVELY, A BENEFICIAL OWNER MAY ACCESS THE COMPANY’S ANNUAL REPORT ON FORM 10-K ON THE COMPANY’S WEBSITE AT investors.hologic.com.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE
HELD ON MARCH 3, 2015: The Proxy Statement, the Hologic Annual Report on Form 10-K for the fiscal year ended
September 27, 2014 and the Proxy Card are available at www.proxyvote.com.

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HOLOGIC

HOLOGIC, INC.
35 CROSBY DRIVE
BEDFORD, MA 01730

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M80809-Z64482

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HOLOGIC, INC.

The Board of Directors recommends you vote FOR all the listed nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jonathan Christodoro
02) Sally W. Crawford
03) Scott T. Garrett
04) David R. LaVance, Jr.
05) Nancy L. Leaming
06) Lawrence M. Levy
07) Stephen P. MacMillan
08) Samuel Merksamer
09) Christiana Stamoulis
10) Elaine S. Ullian
11) Wayne Wilson

The Board of Directors recommends you vote FOR proposals 2-3:

The Board of Directors recommends you vote AGAINST proposals 4-5:

	For	Against	Abstain
4. Shareholder Proposal regarding a severance approval policy.	☐	☐	☐
5. Shareholder Proposal regarding shareholder input on poison pills.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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